Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

CELTIC INTERMEDIATE CORP.,

CELTIC TIER II CORP.

and

CIVITAS SOLUTIONS, INC.

Dated as of December 18, 2018

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TABLE OF CONTENTS

(Continued)

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TABLE OF CONTENTS

(Continued)

EXHIBITS

Exhibit A Form of Certificate of Incorporation of the Surviving Corporation

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of December 18, 2018, by and among Celtic Intermediate Corp., a Delaware corporation (“Parent”), Celtic Tier II Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Civitas Solutions, Inc., a Delaware corporation (the “Company”). Each of Parent, Merger Sub and the Company are sometimes referred to as a “Party.” All capitalized terms that are used in this Agreement have the respective meanings given to them in Article I or elsewhere in this Agreement.

RECITALS

WHEREAS, the Company Board has unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company being the surviving corporation in the Merger, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), and to consummate the Merger and the other transactions contemplated hereby upon the terms and subject to the conditions set forth herein; (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Merger and the other transactions contemplated hereby upon the terms and subject to the conditions set forth herein; (iii) directed that this Agreement be submitted to the stockholders of the Company for adoption; and (iv) resolved to recommend that the Company Stockholders adopt this Agreement in accordance with the DGCL.

WHEREAS, each of the boards of directors of Parent and Merger Sub have (i) declared it advisable to enter into this Agreement and consummate the Merger and the other transactions contemplated hereby upon the terms and subject to the conditions set forth herein; and (ii) approved the execution and delivery of this Agreement, the performance of their respective covenants and other obligations hereunder, and the consummation of the Merger and the other transactions contemplated hereby upon the terms and subject to the conditions set forth herein.

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent and Merger Sub have delivered a limited guarantee (the “Guarantee”) from Centerbridge Capital Partners III, L.P., a Delaware limited partnership (“Guarantor”), in favor of the Company and pursuant to which, subject to the terms and conditions contained therein, Guarantor is guaranteeing certain obligations of Parent and Merger Sub under this Agreement as specified in the Guarantee.

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, certain Company Stockholders have executed and delivered a voting agreement, dated as of the date hereof, by and between Parent and such Company Stockholders (the “Voting Agreement”).

WHEREAS, Parent, Merger Sub and the Company desire to (i) make certain representations, warranties, covenants and agreements in connection with this Agreement and the Merger; and (ii) prescribe certain conditions with respect to the consummation of the Merger.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes of and pursuant to this Agreement, the following capitalized terms have the following respective meanings:

(a) “Acceptable Confidentiality Agreement” means a confidentiality agreement with the Company that is either (i) in effect as of the execution and delivery of this Agreement, or (ii) executed, delivered and effective after the execution and delivery of this Agreement, in either case containing provisions substantially similar in the aggregate to and not less restrictive in any material respect than the Confidentiality Agreement (it being understood that such agreement need not contain any “standstill” or similar provisions that prohibit the making of confidential Acquisition Proposals to the Company or the Company Board); provided, however, that such confidentiality agreement shall not prohibit the Company from complying with Section 5.3.

(b) “Acquisition Proposal” means any offer or proposal (other than an offer or proposal by Parent or Merger Sub or any of their Affiliates) to engage in an Acquisition Transaction.

(c) “Acquisition Transaction” means any transaction or series of related transactions (other than the Merger) involving:

(i) any direct or indirect purchase or other acquisition by any Person or Group, whether from the Company or any other Person(s), of shares of Company Common Stock representing 15% or more of the Company Common Stock outstanding after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or Group that, if consummated in accordance with its terms, would result in such Person or Group beneficially owning 15% or more of the Company Common Stock outstanding after giving effect to the consummation of such tender or exchange offer;

(ii) any direct or indirect purchase or other acquisition by any Person or Group, or stockholders of any such Person or Group, of 15% or more of the consolidated assets of the Company and its Subsidiaries taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition);

(iii) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company or any of its Subsidiaries pursuant to which any Person or Group, or stockholders of any such Person or Group, would, directly or indirectly, acquire assets (including capital stock of, or equity interests in, any Subsidiary of the Company) representing 15% or more of the net revenues, net income, assets or capital of the Company and its Subsidiaries, taken as a whole; or

(iv) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company that would result in any Person or Group, or stockholders of any such Person or Group, beneficially owning 15% or more of the Company Common Stock or voting securities of any successor thereto or parent company thereof as a result of such transaction.

(d) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that Person, whether through the ownership of voting securities or partnership or other ownership interests, by Contract or otherwise; provided, however, that with respect to Parent and Merger Sub, in no event shall “Affiliate” include any portfolio companies of their respective affiliates which are investment funds unless otherwise specified.

(e) “Antitrust Law” means the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Merger.

(f) “Audited Company Balance Sheet” means the consolidated balance sheet (and the notes thereto) of the Company and its consolidated Subsidiaries as of September 30, 2018 set forth in the Company’s Annual Report on Form 10-K filed by the Company with the SEC for the fiscal year ended September 30, 2018.

(g) “Business Day” means any day other than Saturday or Sunday or a day on which commercial banks are authorized or required by Law to be closed in New York, New York.

(h) “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

(i) “Code” means the Internal Revenue Code of 1986.

(j) “Company Board” means the Board of Directors of the Company.

(k) “Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

(l) “Company Equity Awards” means Company Options, Company PSUs and Company RSUs.

(m) “Company Intellectual Property” means any Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries.

(n) “Company IT Systems” means all information technology and computer systems (including Software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information whether or not in electronic format, used in the business of the Company and its Subsidiaries.

(o) “Company Material Adverse Effect” means any change, event, development, effect or circumstance (each, an “Effect”) that, individually or in the aggregate, (x) has had or would reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (y) prevents or materially impairs or delays, or would reasonably be expected to prevent or materially impair or delay, the consummation of the Merger; provided, however, that, in the case of clause (x), none of the following, and no Effects arising out of or resulting from the following (in each case, by itself or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur (subject to the limitations set forth below):

(i) changes in general economic conditions, or changes in conditions in the global, international or regional economy generally;

(ii) changes in conditions in the financial markets, credit markets or capital markets, including (1) changes in interest rates or credit ratings; (2) changes in exchange rates for the currencies of any country; or (3) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

(iii) changes in conditions in the industries in which the Company and its Subsidiaries conduct business, including changes in conditions in the healthcare industry generally or in labor markets for employees;

(iv) changes in regulatory, legislative or political conditions, including any trade wars or tariffs and any change in Law;

(v) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism (including by means of cyber-attack by or sponsored by a Governmental Authority), terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions);

(vi) earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, pandemics and other force majeure events;

(vii) any Effect resulting from the execution or announcement of this Agreement or the pendency of the Merger, including the impact thereof on the relationships, contractual or otherwise, of the Company and its Subsidiaries with employees, suppliers, lessors, customers, Payors, partners, vendors, regulators, Governmental Authorities, or any other third Person (provided, that the exceptions in this clause (vii) shall not be deemed to apply to references to “Company Material Adverse Effect” as used in any representation or warranty contained in this Agreement (including for purposes of satisfying Section 7.2(a)) to the extent that such representation or warranty addresses the consequences resulting from the execution or announcement of this Agreement or the pendency of the Merger);

(viii) the compliance by any Party with the express terms of this Agreement, including any action taken or refrained from being taken pursuant to or in accordance with the express terms of this Agreement;

(ix) any action taken or refrained from being taken, in each case to which Parent has expressly approved or consented to in writing following the date of this Agreement;

(x) changes or proposed changes in GAAP or other accounting standards or in any applicable Laws (or the enforcement or interpretation of any of the foregoing);

(xi) changes in the price or trading volume of the Company Common Stock, in and of itself (it being understood that the underlying cause of any such changes may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

(xii) any failure, in and of itself, by the Company and its Subsidiaries to meet (A) any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; or (B) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying cause of any such failure may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

(xiii) the availability or cost of equity, debt or other financing to Parent or Merger Sub;

(xiv) any Transaction Litigation; and

(xv) the identity of, or any facts or circumstances relating to, Guarantor, Parent, Merger Sub or the respective Affiliates of any of the foregoing;

except, in each case of clauses (i), (ii), (iii), (iv), (v), (vi) and (x), to the extent that such Effect has had a disproportionate adverse effect on the Company relative to other companies of a similar size operating in the industries in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact or impacts may be taken into account in determining whether a Company Material Adverse Effect has occurred.

(p) “Company Options” means any options to purchase shares of Company Common Stock, whether granted pursuant to any of the Company Stock Plans or otherwise.

(q) “Company Preferred Stock” means the preferred stock, par value $0.01 per share, of the Company.

(r) “Company PSUs” means all Company restricted share units subject to time and performance-vesting conditions, whether granted pursuant to the Company Stock Plans or otherwise.

(s) “Company Registered Intellectual Property” means all of the Registered Intellectual Property owned or purported to be owned by, or filed in the name of, the Company or any of its Subsidiaries.

(t) “Company RSUs” means all Company restricted share units subject solely to time-vesting conditions, whether granted pursuant to the Company Stock Plans or otherwise.

(u) “Company Stock Plans” means the Company’s 2014 Omnibus Incentive Plan and each other Employee Plan that provides for the award of rights of any kind to receive shares of Company Common Stock or benefits measured in whole or in part by reference to shares of Company Common Stock.

(v) “Company Stockholders” means the holders of shares of Company Common Stock.

(w) “Company Termination Fee” means a fee equal to $20,000,000.

(x) “Contingent Workers” means independent contractors, consultants, temporary employees, leased employees or other agents employed or used by the Company or any of its Subsidiaries and classified as other than employees or compensated other than through wages paid through the Company’s or its Subsidiaries’ payroll departments.

(y) “Continuing Employees” means each individual who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time and continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation) immediately following the Effective Time.

(z) “Contract” means any written or oral contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense or other binding agreement of any kind.

(aa) “Credit Agreement” means the Credit Agreement, dated as of January 31, 2014, among NMH Holdings, LLC, as parent guarantor, National Mentor Holdings, Inc., as borrower, the several lenders from time to time party thereto, Barclays Bank PLC, as administrative agent, Goldman Sachs Bank USA, as syndication agent, Jefferies Finance LLC and UBS Securities LLC, as co documentation agents, and Barclays Bank PLC, Goldman Sachs Bank USA, Jefferies Finance LLC and UBS Securities LLC, as joint lead arrangers and joint bookrunners.

(bb) “Debt Financing Sources Related Party” means the Debt Financing Sources and the commitment parties that are parties to any New Debt Commitment Letter, together with their respective Affiliates, and the respective officers, directors, employees, agents, advisors, successors and permitted assigns of each of the foregoing.

(cc) “DOJ” means the United States Department of Justice or any successor thereto.

(dd) “Environmental Law” means any applicable Law relating to: (i) pollution or protection of the environment (including ambient air (including indoor air), soil vapor, sediment, surface water, groundwater, land, surface or subsurface strata, or natural resources); or (ii) the generation, storage, treatment, transportation, recycling, disposal, discharge, release, handling, control or cleanup of, or exposure to, any Hazardous Substances, as such of the foregoing are promulgated and in effect on or prior to the Closing Date.

(ee) “ERISA” means the Employee Retirement Income Security Act of 1974.

(ff) “Exchange Act” means the Securities Exchange Act of 1934.

(gg) “Financing Sources” means the Debt Financing Sources and the Guarantor and any other Persons, if any, committed to provide the Equity Financing under the Equity Commitment Letter.

(hh) “FTC” means the United States Federal Trade Commission or any successor thereto.

(ii) “GAAP” means generally accepted accounting principles, consistently applied, in the United States.

(jj) “Governmental Authority” means any government, governmental, administrative, self-regulatory or regulatory entity or body, department, commission, board, agency or instrumentality, or other legislative, executive or judicial governmental entity, and any court, tribunal or judicial body, in each case whether federal, state, county, city or provincial, and whether local or foreign. For the avoidance of doubt, the definition of Governmental Authority includes Government Health Program auditing entities such as Zone Program Integrity Contractors (ZPICs), Recovery Act Contractors (RACs), Medicare Administrative Contractors (MACs), Comprehensive Error Rate Testing (CERT) program, or similar state or federal auditors.

(kk) “Governmental Authorization” means any authorizations, approvals, licenses, franchises, clearances, permits, certificates, waivers, consents, exemptions, variances, expirations, terminations of any waiting period requirements (including pursuant to Antitrust Laws) or similar authorizations issued by or obtained from, and notices, filings, registrations, qualifications, declarations and designations with, a Governmental Authority.

(ll) “Governmental Health Program” means any federal health program as defined in 42 U.S.C. § 1320a-7b(f), including Medicare, Medicaid, TRICARE, CHAMPVA, and state healthcare programs (as defined therein), and any health insurance program for the benefit of federal employees, including those under chapter 89 of title 5, United States Code.

(mm) “Group” has the meaning as used in Section 13 of the Exchange Act.

(nn) “Hazardous Substance” means any hazardous or toxic substance, material or waste, pesticide, pollutant, contaminant, toxic chemical, petroleum, petroleum product or by-product, medical waste, polychlorinated biphenyls, asbestos or asbestos-containing material, lead-based paint, or mold, mildew or mycotoxin.

(oo) “Healthcare Law” means all healthcare Laws applicable to the business of the Company, including Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395lll (the Medicare statute), including the Ethics in Patient Referrals Act, 42 U.S.C. § 1395nn; Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396w-5 (the Medicaid statute); the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the False Claims Act, 31 U.S.C. §§ 3729-3733; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; the Anti-Kickback Act of 1986, 41 U.S.C. §§51-58; the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; HIPAA; and any and all applicable healthcare Laws relating to billing or claims for reimbursement submitted to any Governmental Health Program; the Deficit Reduction Act of 2005, and the Patient Protection and Affordable Care Act of 2010, in each case as applicable.

(pp) “HIPAA” means (i) the Health Insurance Portability and Accountability Act of 1996, (ii) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009), and (iii) applicable state Laws regarding patient privacy and the security, use or disclosure of healthcare records.

(qq) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

(rr) “Indebtedness” means any of the following obligations (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection therewith): (i) indebtedness for borrowed money; (ii) obligations evidenced by bonds, debentures, notes or other similar instruments or debt securities; (iii) obligations pursuant to or in connection with letters of credit or banker’s acceptances or similar items (in each case whether or not drawn, contingent or otherwise); (iv) obligations pursuant to capitalized leases; (v) obligations arising out of interest rate and currency or commodity swap or collar arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates and commodity exposure, and other similar hedging arrangements; (vi) obligations issued or assumed as the deferred purchase price of, or a contingent payment for, property, goods or services, including any deferred acquisition purchase price, earn-out or similar agreements (other than trade payables incurred in the ordinary course of business consistent with past practice); and (vii) indebtedness of others of the kind described in clauses (i) through (vi) guaranteed by the Company or any of its Subsidiaries or secured by any lien or security interest on the assets of the Company or any of its Subsidiaries.

(ss) “Intellectual Property” means all of the intellectual property rights associated anywhere in the world with the following: (i) all issued patents and patent applications therefor (“Patents”); (ii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto (“Copyrights”) and works of authorship; (iii) trademarks, service marks, trade dress rights and similar designations of origin and registrations and applications for registration and renewals thereof and goodwill associated therewith (“Marks”); (iv) domain names; and (v) rights in know-how, trade secrets and other confidential information, including standard operating procedures, treatments, protocols, methods, metrics, techniques, tools, Software (in source code and object code formats), algorithms, interfaces, development tools, and documentation, data, databases, patient and/or customer lists, metadata, compilations, and inventions; and (vi) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world; but, with respect to each of the foregoing (clauses (i) through (vi)), only if and to the extent protectable under applicable Law.

(tt) “Intervening Event” means a material event, change, effect, development, condition or occurrence that has affected, is affecting or would be reasonably likely to affect the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole that (i) is not known by the Company Board (or a committee thereof) as of the date of this Agreement or that was not reasonably foreseeable to the Company Board (or a committee thereof) as of the date of this Agreement and (ii) does not relate to any Acquisition Proposal; provided, that in no event shall the following constitute, or be taken into account in determining the existence of, an Intervening Event: (A) the fact alone that the Company meets or exceeds any internal or published budgets, plans, forecasts or projections for any period, or (B) any changes alone after the date of this Agreement in the market price or trading volume of Company Common Stock.

(uu) “IRS” means the United States Internal Revenue Service or any successor thereto.

(vv) “Knowledge” of the Company, with respect to any matter in question, means the actual knowledge (after reasonable inquiry) of the individuals listed in Section 1.1 of the Company Disclosure Letter.

(ww) “Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority and any award, order or decision of an arbitrator or arbitration panel with jurisdiction over the parties and subject matter of the dispute.

(xx) “Legal Proceeding” means any claim, action, charge, examination, mediation, lawsuit, litigation, audit, investigation, arbitration or other similar legal proceeding brought by or pending before, or otherwise involving, any Governmental Authority, arbitrator, mediator or other tribunal.

(yy) “Marketing Period” means the first period of fifteen (15) consecutive Business Days commencing on the date that is the first Business Day after the date on which Parent has received the Required Financing Information and throughout which period Parent has the Required Financing Information, except such fifteen (15) consecutive Business Day period shall not commence on or before January 31, 2019 and that the Marketing Period shall be deemed not to have commenced if, after the date of this Agreement and prior to the completion of the Marketing Period, (A) Deloitte & Touche LLP shall have withdrawn its audit opinion with respect to any year end audited financial statements of the Company included in the Required Financing Information, in which case the Marketing Period shall be deemed not to have commenced unless and until Deloitte & Touche LLP or another nationally recognized independent accounting firm has delivered an unqualified audit opinion with respect to such financial statements or (B) the Company or any of its Subsidiaries shall have announced its intention to, or otherwise determined that it is necessary to, restate any of the financial statements included in the Required Financing Information, in which case the Marketing Period shall be deemed not to have commenced unless and until such restatement has been completed and the applicable Required Financing Information has been subsequently amended and restated and delivered to Parent or the Company has publicly announced or determined in writing that it has concluded that no such restatement shall be required; provided, however, it is understood and agreed that once the Marketing Period has been completed it shall not be required to be restarted under any circumstance, including from Alternate Debt Financing. Notwithstanding the foregoing, the Marketing Period will end on any earlier date on which the Debt Financing is obtained. If at any time the Company in good faith believes that it has provided the Required Financial Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case (subject to the satisfaction of any other conditions, and compliance with the terms of each other provision of, this definition), the requirement in the foregoing sentences will be deemed to have been satisfied as of the date of such delivery of such Required Financial Information as has been identified in such notice, unless Parent in good faith reasonably believes the Company has not completed the delivery of the Required Financial Information and, within two (2) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with specificity which Required Information the Company has not delivered).

(zz) “Material Contract” means any of the following Contracts of the Company or any of its Subsidiaries:

(i) any “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K);

(ii) any employment, change in control, retention, severance or similar Contract with any executive officer or other employee at the vice president level or above, or any member of the Company Board;

(iii) any Contract containing any covenant (A) prohibiting the Company or any of its Subsidiaries from competing with any Person in any material line of business, (B) prohibiting the Company or any of its Subsidiaries from engaging in any material line of business or levying a fine, charge or other payment for doing so, (C) containing and limiting the right of the Company or any of its Subsidiaries pursuant to any “most favored nation” or “exclusivity” provisions, in each case other than any such Contracts that may be cancelled without material liability to, or material ongoing obligations of, the Company or any of its Subsidiaries upon notice of 30 days or less, or (D) that is a right of first refusal or right of first offer for any asset of the Company or any of its Subsidiaries material to the Company and its Subsidiaries taken as a whole;

(iv) any Contract (x) entered into within the two year period prior to the date hereof (A) relating to the disposition or acquisition of assets by the Company or any of its Subsidiaries for a purchase price in excess of $25,000,000 individually or in the aggregate for a related series of transactions or (B) pursuant to which the Company or any of its Subsidiaries acquired or has agreed to acquire any material ownership interest in any other Person or other business enterprise for a purchase price of more than $25,000,000 individually or in the aggregate for a related series of transactions or (y) relating to the acquisition or disposition of assets or ownership interests pursuant to which the Company or any of its Subsidiaries has continuing earn-out or other contingent purchase price payment obligations;

(v) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money, extension of credit or other Indebtedness, in each case in excess of $10,000,000, other than (A) accounts receivables and payables in the ordinary course of business, (B) pursuant to or arising in connection with the Credit Agreement and (C) loans to wholly-owned Subsidiaries of the Company in the ordinary course of business;

(vi) any Lease or Sublease required to be set forth on Section 3.15(b) of the Company Disclosure Letter;

(vii) any Contract providing for the payment, increase or vesting of any material benefits or compensation in connection with the Merger;

(viii) any Contract that involves a material joint venture, partnership, limited liability company or other similar arrangement (other than intercompany arrangements);

(ix) any Contract that required either aggregate payments by the Company or its Subsidiaries in excess of $3,000,000 or aggregate payments to the Company or its Subsidiaries in excess of $3,000,000 during the fiscal year ended September 30, 2018, not including Contracts for services rendered to individuals supported by the Company;

(x) any Contract that is a settlement, conciliation or similar agreement that materially limits the operations of the Company and its Subsidiaries (or will so limit Parent or any of its Affiliates after the Closing);

(xi) any Contract that obligates the Company or any of its Subsidiaries to make any future capital commitment or expenditure (including pursuant to any joint venture) in excess of $3,000,000 and that is not terminable by the Company or its Subsidiaries upon notice of 30 days or less without material penalty or liability to the Company or its Subsidiaries;

(xii) any voting, shareholders or registration rights agreement;

(xiii) any Contract entered into on or after January 1, 2010 which obligates the Company or any Subsidiary to provide indemnification to any current or former director, officer or employee; and

(xiv) any Collective Bargaining Agreement.

(aaa) “NYSE” means the New York Stock Exchange and any successor stock exchange or inter-dealer quotation system operated by the New York Stock Exchange or any successor thereto.

(bbb) “Organizational Documents” means the articles of incorporation, certificate of incorporation, memorandum of association, charter, bylaws, articles of formation, certificate of formation, operating agreement, certificate of limited partnership, partnership agreement, limited liability company agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

(ccc) “Other Company PSUs” means all Company PSUs that are not Specified Company PSUs.

(ddd) “Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, prevents or materially impairs or delays, or would reasonably be expected to prevent or materially impair or delay, the ability of Parent or Merger Sub to perform its obligations under this Agreement or to consummate the Merger and other transactions contemplated hereby.

(eee) “Parent Termination Fee” means a fee equal to $40,000,000.

(fff) “Payor” means any and all Governmental Health Programs and all other healthcare service plans, health maintenance organizations, health insurers and/or other private, commercial, or governmental third-party payors.

(ggg) “Permitted Liens” means any of the following: (i) liens for Taxes, assessments and governmental charges or levies either not yet delinquent or that are being contested in good faith, by appropriate proceedings and, in each case, for which appropriate reserves have been established on the Audited Company Balance Sheet; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other similar liens incurred in the ordinary course of business consistent with past practice that, in the aggregate, do not materially impair the value or the Company’s and its Subsidiaries’ use and operation of the assets to which they relate; (iii) pledges or deposits to secure obligations pursuant to workers’ compensation Laws or similar legislation; (iv) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business consistent with past practice that, in the aggregate, do not materially impair the value or the Company’s and its Subsidiaries’ use and operation of the assets to which they relate; (v) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar liens, and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (vi) liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Audited Company Balance Sheet; (vii) statutory, common law or contractual liens (or other similar encumbrances) of landlords or liens against the interests of the landlord or owner of any Leased Real Property incurred in the ordinary course of business (and which are, individually or in the aggregate, not material to the Company and its Subsidiaries), unless caused by the Company or any of its Subsidiaries; or (viii) liens (or other encumbrances of any type) that do not materially and adversely affect the use or operation of the asset subject thereto.

(hhh) “Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.

(iii) “Registered Intellectual Property” means all United States, international and foreign (i) issued Patents and Patent applications; (ii) registered Marks and applications to register Marks (including intent-to-use applications); (iii) registered Copyrights and applications for Copyright registration; and (iv) domain names.

(jjj) “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

(kkk) “SEC” means the United States Securities and Exchange Commission or any successor thereto.

(lll) “Securities Act” means the Securities Act of 1933.

(mmm) “Software” means computer software code, applications, configuration files and data, software implementations of algorithms, recipes, models and methodologies, utilities, development tools, diagnostics, databases, control and quality systems, firmware and embedded systems, whether in source code, interpreted code, firmware or object code form, together with all boot, compilation, configuration, debugging, performance analysis and runtime files, libraries, data, documentation and other information accompanying such software.

(nnn) “Specified Company PSUs” means those Company PSUs granted on or after December 8, 2017.

(ooo) “Subsidiary” means, with respect to any Person, any other Person (other than a natural Person) of which securities or other ownership interests (i) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (ii) representing more than 50% of such securities or ownership interests, in each case, are at the time directly or indirectly owned by such first Person.

(ppp) “Superior Proposal” means any bona fide written Acquisition Proposal on terms that the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisors and outside legal counsel) is reasonably likely to be consummated in accordance with its terms and, if consummated, would be more favorable, from a financial point of view, to the Company Stockholders (in their capacity as such) than the Merger (taking into account all legal, regulatory, financial, timing, financing, financing conditionality and other aspects of such proposal that the Company Board (or a committee thereof) reasonably determines to be relevant and the Person making such proposal, and any revisions to this Agreement, the Guarantee and the Financing Letters made or offered in writing by Parent prior to the time of such determination). For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “15%” in the definition of “Acquisition Transaction” will be deemed to be references to “45%”.

(qqq) “Tax” means any United States federal, state, local and non-United States taxes, assessments and similar governmental charges and impositions (including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation) and value added, ad valorem, transfer, franchise, withholding, alternative minimum, estimated, disability, severance, license, business license, unclaimed property, stamp, environmental, workers’ compensation, windfall, Medicare, payroll, unemployment insurance, social security, welfare, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.

(rrr) “Transaction Litigation” means any Legal Proceeding commenced or threatened against a Party or any of its Subsidiaries or Affiliates or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Merger or any other transaction contemplated by this Agreement, other than any Legal Proceedings among the Parties related to this Agreement, the Guarantee or the Financing Letters.

(sss) “WARN” means the United States Worker Adjustment and Retraining Notification Act and any similar state law.

(ttt) “Willful and Material Breach” shall mean a material breach of any representation, warranty, covenant or agreement set forth in this Agreement that is a consequence of an act or failure to act by a Party with the actual knowledge that the taking of such act or failure to act would cause, or would reasonably be expected to result in, a material breach.

1.2 Index of Defined Terms. The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
“Agreement”	Preamble
“Alternate Debt Financing”	6.5(d)
“Alternative Acquisition Agreement”	5.3(a)
“Capitalization Date”	3.8(a)

Term	Section Reference
“Cash Replacement Option Amounts”	2.8(a)
“Cash Replacement PSU Amounts”	2.8(b)
“Cash Rollover Company RSU”	2.8(d)
“Cashout Company Equity Awards”	2.8(d)
“Cashout Company Options”	2.8(d)
“Cashout Company RSU”	2.8(d)
“Certificate of Merger”	2.2
“Certificates”	2.9(c)
“Chosen Courts”	9.10(a)
“Closing”	2.3
“Closing Date”	2.3
“Collection Costs”	8.3(e)
“Collective Bargaining Agreement”	3.20(a)
“Company”	Preamble
“Company Board Recommendation”	3.3(a)
“Company Board Recommendation Change”	5.3(c)(i)
“Company Disclosure Letter”	Article III
“Company Related Parties”	8.3(f)(ii)
“Company SEC Reports”	3.10
“Company Securities”	3.8(c)
“Company Stockholder Meeting”	6.4(a)
“Confidentiality Agreement”	9.4
“Continuation Period”	6.11(c)
“Current Premium”	6.10(c)
“Customer Data”	3.17(i)
“D&O Insurance”	6.10(c)
“Debt Commitment Letter”	4.11(a)
“Debt Financing”	4.11(a)
“Debt Financing Sources”	4.11(a)
“DGCL”	Recitals
“Dissenting Company Shares”	2.7(c)(i)
“DTC”	2.9(d)
“Effective Time”	2.2
“Electronic Delivery”	9.14
“Employee Plans”	3.19(a)
“Equity Commitment Letter”	4.11(a)
“Equity Financing”	4.11(a)
“ERISA Affiliate”	3.19(a)
“Fee Letter”	4.11(a)
“Financial Advisor”	3.3(b)
“Financing”	4.11(a)
“Financing Letters”	4.11(a)
“Financing Uses”	4.11(c)
“Guarantee”	Recitals
“Guarantor”	Recitals

Term	Section Reference
“Indemnified Persons”	6.10(a)
“Lease”	3.15(a)
“Leased Real Property”	3.15(a)
“Merger”	Recitals
“Merger Sub”	Preamble
“New Debt Commitment Letters”	6.5(d)
“New Plans”	6.11(d)
“Notice Period”	5.3(d)(ii)(3)
“Old Plans”	6.11(d)
“Option Consideration”	2.8(a)
“Other Required Company Filing”	6.3(b)
“Owned Company Shares”	2.7(a)(iii)
“Owned Real Property”	3.15(a)
“Parent”	Preamble
“Parent Liability Cap”	8.3(f)(i)
“Parent Related Parties”	8.3(f)(i)
“Party”	Preamble
“Payment Agent”	2.9(a)
“Payment Fund”	2.9(b)
“Per Share Price”	2.7(a)(ii)
“Pre 2018 RSU Cash Amount”	2.8(b)
“Proxy Statement”	6.3(a)
“PSU Consideration”	2.8(c)
“Reimbursement Obligations”	6.6(f)
“Representatives”	5.3(a)
“Required Financing Information”	6.6(a)(iv)
“Requisite Stockholder Approval”	3.5
“RSU Consideration”	2.8(b)
“Sublease”	3.15(a)
“Surviving Corporation”	2.1
“Tax Returns”	3.18(a)
“Termination Date”	8.1(c)
“Uncertificated Shares”	2.9(c)
“Voting Agreement”	Recitals

1.3 Certain Interpretations.

(a) When a reference is made in this Agreement to an Article or a Section, such reference is to an Article or a Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to a Schedule or Exhibit, such reference is to a Schedule or Exhibit to this Agreement, as applicable, unless otherwise indicated.

(b) When used herein, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.”

(c) Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(d) The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”

(e) When used in this Agreement, references to “$” or “Dollars” are references to U.S. dollars.

(f) The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning.

(g) When reference is made to any Party to this Agreement or any other agreement or document, such reference includes such Party’s successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person.

(h) Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such Person.

(i) A reference to any specific Law or to any provision of any Law includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific Law will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date.

(j) References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented (including by waiver or consent) from time to time.

(k) All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP.

(l) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(m) The measure of a period of one (1) month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one (1) month following February 18 is March 18 and one (1) month following March 31 is May 1).

(n) The Parties agree that they have been represented by legal counsel during the negotiation, execution and delivery of this Agreement and therefore waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(o) No summary of this Agreement or any Exhibit or Schedule delivered herewith prepared by or on behalf of any Party will affect the meaning or interpretation of this Agreement or such Exhibit or Schedule.

(p) The information contained in this Agreement and in the Company Disclosure Letter is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any third Person of any matter whatsoever, including (i) any violation of Law or breach of Contract; or (ii) that such information is material or that such information is required to be referred to or disclosed under this Agreement.

(q) The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

(r) Documents or other information or materials will be deemed to have been “made available” by the Company if such documents, information or materials have been posted to the virtual data room managed by the Company at https://venue.dfsco.com/venue/ or delivered or provided to Parent or its Representatives, in each case at least one (1) day prior to the execution and delivery of this Agreement.

(s) All references to time shall refer to New York City time unless otherwise specified.

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, on the Closing Date, (a) Merger Sub will be merged with and into the Company; (b) the separate corporate existence of Merger Sub will thereupon cease; and (c) the Company will continue as the surviving corporation of the Merger and as a wholly-owned Subsidiary of Parent. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

2.2 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated pursuant to the DGCL by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing and acceptance for record by the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

2.3 The Closing. The consummation of the Merger will take place at a closing (the “Closing”) to occur at (a) 9:00 a.m., New York City time, at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, NY 10022, on the second Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions); or (b) such other time, location and date as Parent, Merger Sub and the Company mutually agree in writing. Notwithstanding the foregoing, if the Marketing Period has not ended at the time of the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing), then the Closing will occur on the earlier of (i) a Business Day during the Marketing Period specified by Parent no less than on three (3) Business Days prior written notice to the Company; and (ii) the second Business Day after the expiration of the Marketing Period. The date on which the Closing actually occurs is referred to as the “Closing Date.”

2.4 Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all (a) of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation; and (b) debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

2.5 Certificate of Incorporation and Bylaws.

(a) Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company shall be amended and restated in its entirety to read as set forth in Exhibit A attached hereto and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such certificate of incorporation (subject to Section 6.10(a)).

(b) Bylaws. At the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall become the bylaws of the Surviving Corporation, except that all references to Merger Sub shall be automatically amended and shall become references to the Surviving Corporation, until thereafter amended as provided by the DGCL, the certificate of incorporation and such bylaws (subject to Section 6.10(a)).

2.6 Directors and Officers.

(a) Directors. At the Effective Time, the directors of the Surviving Corporation will be the directors of Merger Sub as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(b) Officers. At the Effective Time, the officers of the Surviving Corporation will be the officers of the Company as of immediately prior to the Effective Time, each to hold office in accordance with the Organizational Documents of the Surviving Corporation until their respective successors are duly appointed.

2.7 Effect on Capital Stock.

(a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the securities described in this Section 2.7, the following will occur:

(i) each share of common stock, par value $0.01 per share, of Merger Sub that is issued and outstanding as of immediately prior to the Effective Time will automatically be cancelled and converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation and thereupon each certificate representing ownership of such shares of common stock of Merger Sub will thereafter represent ownership of shares of common stock of the Surviving Corporation;

(ii) each share of Company Common Stock that is issued and outstanding as of immediately prior to the Effective Time (other than Owned Company Shares or Dissenting Company Shares) will be automatically cancelled, extinguished and converted into the right to receive cash in an amount equal to $17.75, without interest thereon (the “Per Share Price”), in accordance with the provisions of Section 2.9 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 2.11); and

(iii) each share of Company Common Stock that is (A) held by the Company as treasury stock; (B) owned by Parent or Merger Sub; or (C) owned by any direct or indirect wholly-owned Subsidiary of the Company, Parent or Merger Sub as of immediately prior to the Effective Time (collectively, the “Owned Company Shares”) will automatically be cancelled and extinguished without any conversion thereof or consideration paid therefor; provided, however, that any Company Common Stock described in clause (C) of the foregoing that is owned by a direct or indirect wholly-owned Subsidiary of the Company will be converted into such number of shares of common stock of the Surviving Corporation that represents the same relative economic ownership as such Company Common Stock represented prior to the Merger.

(b) Adjustment to the Per Share Price. The Per Share Price will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to the Company Common Stock occurring on or after the date of this Agreement and prior to the Effective Time; provided that nothing in this Section 2.7(b) shall be construed to permit the Company or any of its Subsidiaries to take any action that is otherwise prohibited by the terms of this Agreement.

(c) Statutory Rights of Appraisal.

(i) Notwithstanding anything to the contrary set forth in this Agreement, if required by the DGCL (but only to the extent required thereby), any shares of the Company Common Stock that are issued and outstanding immediately prior to the Effective Time (other than the Owned Company Shares) and that are held by any holder of such Company Common Stock who has not voted in favor of the adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights with respect thereto in accordance with, and who has complied with, Section 262 of the DGCL with respect to any such Company Common Stock held by any such holder (the “Dissenting Company Shares”) will not be converted into the right to receive the Per Share Price pursuant to this Section 2.7, and holders of such Dissenting Company Shares will be entitled to receive payment of the fair value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL unless and until any such holder fails to perfect or effectively withdraws or loses their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such rights, such Dissenting Company Shares will thereupon be treated as if they had been converted into, at the Effective Time, the right to receive the Per Share Price and the Surviving Corporation shall remain liable for payment of the Per Share Price for such Dissenting Company Shares in accordance with this Agreement. At the Effective Time, any holder of Dissenting Company Shares will cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence.

(ii) The Company shall give Parent (i) prompt notice of any written demands received by the Company for appraisal of shares of Company Common Stock, any withdrawal of any such demand, and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to Section 262 of the DGCL and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any written demands for appraisal, settle or offer to settle any such demands, waive any failure to comply with the provisions of Section 262 of the DGCL, or agree to do any of the foregoing.

2.8 Equity Awards.

(a) Company Options. At the Effective Time each Company Option outstanding immediately prior to the Effective Time, whether vested or unvested, will, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into and will become a right to receive an amount in cash, without interest, equal to (i) the amount of the Per Share Price (less the exercise price per share attributable to such

Company Option); multiplied by (ii) the total number of shares of Company Common Stock issuable upon exercise in full of such Company Option (the “Option Consideration”); provided, however, that with respect to each Company Option granted on or after December 7, 2018 (each such Company Option, a “Cash Rollover Company Option”), the Option Consideration will, subject to the holder’s continued service with Parent and its Affiliates (including the Surviving Corporation and its Subsidiaries) through the applicable vesting dates, vest and be payable at the same time as the Cash Rollover Company Option for which such Option Consideration was exchanged would have vested pursuant to its terms (the Option Consideration payable to holders of Cash Rollover Company Options, the “Cash Replacement Option Amounts”). All Cash Replacement Option Amounts will have the same terms and conditions (including, with respect to vesting (including accelerated vesting on specific terminations of employment, to the extent applicable)) as applied to the award of Cash Rollover Company Options for which they were exchanged, except for terms rendered inoperative by reason of the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, with respect to Company Options for which the exercise price per share attributable to such Company Options is equal to or greater than the Per Share Price, such Company Options will be cancelled without any cash payment being made in respect thereof.

(b) Company RSUs. At the Effective Time each Company RSU outstanding immediately prior to the Effective Time, whether vested or unvested, will, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into and will become a right to receive an amount in cash, without interest, equal to (i) the amount of the Per Share Price; multiplied by (ii) the total number of shares of Company Common Stock subject to such Company RSU (the “RSU Consideration”); provided, that 50% of the RSU Consideration shall be payable on the Closing Date and the remaining 50% of the RSU Consideration (the “Pre 2018 RSU Cash Amount”) shall vest and be payable in accordance with the terms of such Company RSU for which such Pre 2018 RSU Cash Amount was exchanged, subject to the holder’s continued service with Parent and its Affiliates (including the Surviving Corporation and its Subsidiaries) through the applicable vesting dates (or, if earlier than the applicable vesting dates, with one-half of the remaining 50% vesting and payable on the first anniversary of the Closing Date and the remaining portion vesting and payable on the second anniversary of the Closing Date, subject to such continued service). For each Company RSU granted on or after December 7, 2018 (each such Company RSU, a “Cash Rollover Company RSU”), the RSU Consideration (the RSU Consideration payable to holders of Cash Rollover Company RSUs, the “Cash Replacement RSU Amounts”) will, subject to the holder’s continued service with Parent and its Affiliates (including the Surviving Corporation and its Subsidiaries) through the applicable vesting dates, vest and be payable in accordance with the terms of such Cash Rollover Company RSU for which such Cash Replacement RSU Amount was exchanged, provided that no less than 50% of each applicable Company RSU holder’s Cash Replacement RSU Amount shall vest and be payable on the first anniversary of the Closing Date and any unvested portion of the applicable Company RSU holder’s Cash Replacement RSU Amount shall vest and be payable on the second anniversary of the Closing Date. Except as set forth in this Section with respect to specific vesting dates, all Cash Replacement RSU Amounts and Pre 2018 RSU Cash Amounts will have the same terms and conditions (including, with respect to vesting (including accelerated vesting on specific terminations of employment, to the extent applicable)) as applied to the award of Cash Rollover Company RSUs or Company RSUs, as applicable, for which they were exchanged, except for terms rendered inoperative by reason of the transactions contemplated by this Agreement.

(c) Company PSUs. At the Effective Time (i) each Other Company PSU outstanding immediately prior to the Effective Time, whether vested or unvested, will, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled for no consideration and (ii) each Specified Company PSU granted on December 8, 2017 or March 9, 2018 outstanding immediately prior to the Effective Time, whether vested or unvested, will, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into and will become a right to receive an amount in cash, without interest, equal to (x) the amount of the Per Share Price; multiplied by (y) the total number of shares of Company Common Stock subject to such Specified Company PSU, with any performance-based vesting conditions deemed achieved based on actual performance during the applicable performance period, which shall be shortened to end on the date immediately prior to the Closing Date (the “PSU Consideration”); provided, however, that with respect to each Specified Company PSU granted on or after December 7, 2018 (each such Specified Company PSU, a “Cash Rollover Specified Company PSU”), the PSU Consideration shall equal (i) the Per Share Price; multiplied by (ii) the total number of shares of Company Common Stock subject to such Specified Company PSU, with any performance-based vesting conditions deemed achieved at target, and such PSU Consideration (the PSU Consideration payable to holders of Cash Rollover Specified Company PSUs, the “Cash Replacement PSU Amounts”) will, subject to the holder’s continued service with Parent and its Affiliates (including the Surviving Corporation and its Subsidiaries) through the applicable vesting dates, vest and be payable in accordance with the terms of such Cash Rollover Specified Company PSU for which such Cash Replacement PSU Amount was exchanged, provided that no less than 50% of each applicable Cash Rollover Specified Company PSU holder’s Cash Replacement PSU Amount shall vest and be payable on the first anniversary of the Closing Date and any unvested portion of the applicable Cash Rollover Specified Company PSU holder’s Cash Replacement PSU Amount shall vest and be payable on the second anniversary of the Closing Date . Except as set forth in this Section with respect to specific vesting dates, all Cash Replacement PSU Amounts will have the same terms and conditions (including, with respect to vesting (including accelerated vesting on specific terminations of employment, to the extent applicable)) as applied to the award of Cash Rollover Company Specified Company PSUs for which they were exchanged, except for terms rendered inoperative by reason of the transactions contemplated by this Agreement.

(d) Payment Procedures. At or prior to the Effective Time, Parent will deposit (or cause to be deposited) with the Company, by wire transfer of immediately available funds, the aggregate (i) Option Consideration owed to all holders of Company Options that are not Cash Rollover Company Options (such Company Options, “Cashout Company Options”); (ii) RSU Consideration (other than Pre 2018 RSU Cash Amounts) owed to all holders of Company RSUs that are not Cash Rollover Company RSUs (such Company RSUs, “Cashout Company RSUs”); and (iii) PSU Consideration owed to all holders of Specified Company PSUs that are not Cash Rollover Specified Company PSUs (such Specified Company PSUs, “Cashout Specified Company PSUs”). As soon as practicable after the Closing Date but in any event no later than the later of (x) three (3) Business Days following the Closing Date and (y) the first regularly scheduled payroll date following the Closing Date, the applicable holders of Cashout Company Options, Cashout Company RSUs and Cashout Specified Company PSUs

(collectively, “Cashout Company Equity Awards”) will receive a payment from the Company or the Surviving Corporation, through its payroll system or payroll provider, of all amounts required to be paid to such holders in respect of such Cashout Company Equity Awards that are cancelled and converted pursuant to Section 2.8(a), Section 2.8(b) and Section 2.8(c) as applicable; provided, that if any payment owed to a holder of Cashout Company Equity Awards pursuant to Section 2.8(a), Section 2.8(b) or Section 2.8(c) as applicable, cannot be made through the Company’s or the Surviving Corporation’s payroll system or payroll provider, then the Surviving Corporation will (i) by wire transfer or direct deposit, or (ii) by a check sent by overnight courier to such holder promptly following the Closing Date (but in no event later than the later of (x) three (3) Business Days following the Closing Date and (y) the first regularly scheduled payroll date following the Closing Date) provide such payment owed to such holder. Notwithstanding the foregoing, to the extent any such amounts relate to a Company RSU or Specified Company PSU that is nonqualified deferred compensation subject to Section 409A of the Code, the Surviving Corporation shall pay such amounts at the earliest time permitted under the terms of the applicable agreement, plan or arrangement relating to such Company RSU or Specified Company PSU that will not trigger a tax or penalty under Section 409A of the Code.

(e) Further Actions. The Company will take all action necessary to effect the cancellation of the Company Equity Awards upon the Effective Time and to give effect to this Section 2.8 (including the satisfaction of the requirements of Rule 16b-3(e) promulgated under the Exchange Act). If and as required by Parent or Merger Sub, the Company will take all action necessary to terminate all Company Stock Plans prior to or as of the Effective Time.

2.9 Exchange of Certificates.

(a) Payment Agent. Prior to the Closing, Parent shall (i) select a nationally recognized bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”); and (ii) enter into a payment agent agreement, in form and substance reasonably acceptable to the Company, with such Payment Agent.

(b) Payment Fund. At or prior to the Effective Time, Parent shall deposit (or cause to be deposited) with the Payment Agent, by wire transfer of immediately available funds, for payment to the holders of shares of Company Common Stock pursuant to Section 2.7, an amount of cash equal to the aggregate consideration to which such holders of shares of Company Common Stock become entitled pursuant to Section 2.7. Until disbursed in accordance with the terms and conditions of this Agreement, such cash shall be invested by the Payment Agent, as directed by Parent or the Surviving Corporation, in (i) obligations of or fully guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States with a maturity of no more than 30 days; (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; or (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000 (based on the most recent financial statements of such bank that are then publicly available) (such cash and any proceeds thereon, the “Payment Fund”). To the extent that (A) there are any losses with respect to any investments of the Payment Fund; (B) the Payment Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the cash amounts contemplated by Section 2.7; or (C) all or any portion of the Payment Fund is unavailable for Parent (or the

Payment Agent on behalf of Parent) to promptly pay the cash amounts contemplated by Section 2.7 for any reason, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the amount of cash in the Payment Fund so as to ensure that the Payment Fund is at all times fully available for distribution and maintained at a level sufficient for the Payment Agent to make the payments contemplated by Section 2.7. Any income from investment of the Payment Fund will be payable to Parent or the Surviving Corporation, as Parent directs. The Payment Fund shall not be used for any purpose other than the payment to holders of shares of Company Common Stock as contemplated by Section 2.7.

(c) Payment Procedures. Promptly following the Effective Time (and in any event within three (3) Business Days), Parent and the Surviving Corporation shall cause the Payment Agent to mail to each holder of record as of immediately prior to the Effective Time (other than Owned Company Shares) of one or more certificates that immediately prior to the Effective Time represented issued and outstanding shares of Company Common Stock (other than Owned Company Shares) (the “Certificates” (if any)) (i) a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Payment Agent), and (ii) instructions for effecting the surrender of the Certificates in exchange for the Per Share Price payable with respect to the shares of Company Common Stock formerly represented thereby pursuant to Section 2.7. Upon surrender of Certificates for cancellation to the Payment Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such Certificates by (y) the Per Share Price, and the Certificates so surrendered will forthwith be cancelled. Notwithstanding anything to the contrary in this Agreement, no record holder of uncertificated shares of Company Common Stock (other than Owned Company Shares) (the “Uncertificated Shares”) will be required to deliver a Certificate or an executed letter of transmittal to the Payment Agent in order to receive the payment that such holder is entitled to receive pursuant to Section 2.7 with respect of such Uncertificated Shares. In lieu thereof, such record holder, upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request), will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (1) the aggregate number of shares of Company Common Stock represented by such holder’s transferred Uncertificated Shares by (2) the Per Share Price, and the transferred Uncertificated Shares will be cancelled. No interest will be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Per Share Price payable upon the surrender of such Certificates and transfer of Uncertificated Shares pursuant to this Section 2.9(c). Until so surrendered or transferred, outstanding Certificates and Uncertificated Shares will be deemed from and after the Effective Time to evidence only the right to receive the Per Share Price payable in respect thereof pursuant to Section 2.7.

(d) DTC Payment. Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Payment Agent and the Depository Trust Company (“DTC”) with the objective that the Payment Agent shall transmit to DTC or its nominee following the Effective Time on the Closing Date or as promptly as practicable thereafter an amount in cash, by wire transfer of immediately available funds, equal to (i) the number of shares of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares) held of record by DTC or such nominee immediately prior to the Effective Time multiplied by (ii) the Per Share Price.

(e) Transfers of Ownership. If payment of the Per Share Price is to be made to a Person other than the Person in whose name the surrendered Certificate or transferred Uncertificated Share in exchange therefor is registered, it shall be a condition of payment that (i) the Person requesting such exchange present proper evidence of transfer or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Per Share Price to a Person other than the registered holder of such Certificate or Uncertificated Share surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation or Parent that such Tax either has been paid or is not applicable.

(f) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other Party will be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Distribution of Payment Fund to Parent. Any portion of the Payment Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is one (1) year after the Effective Time will be delivered to Parent (or the Surviving Corporation as directed by Parent), together with any interest or other income received with respect to the Payment Fund, and any holders of shares of Company Common Stock that were issued and outstanding as of immediately prior to the Effective Time who have not theretofore surrendered or transferred their Certificates or Uncertificated Shares representing such shares of Company Common Stock for exchange pursuant to this Section 2.9 shall thereafter look for payment of the Per Share Price payable in respect of the shares of Company Common Stock represented by such Certificates or Uncertificated Shares solely to Parent (subject to abandoned property, escheat or similar Laws), as general creditors thereof, for any claim to the Per Share Price to which such holders may be entitled pursuant to Section 2.7. Any amounts remaining unclaimed by holders of any such Certificates or Uncertificated Shares five (5) years after the Effective Time, or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority, will, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any such holders (and their successors, assigns or personal representatives) previously entitled thereto.

2.10 No Further Ownership Rights in Company Common Stock. From and after the Effective Time, (a) all shares of Company Common Stock will no longer be outstanding and will automatically be cancelled, retired and cease to exist; and (b) each holder of a Certificate or Uncertificated Shares theretofore representing any shares of Company Common Stock will cease to have any rights with respect thereto, except the right to receive the Per Share Price payable therefor in accordance with Section 2.7, or in the case of Dissenting Company Shares, the rights pursuant to Section 2.7(c). The Per Share Price paid in accordance with the terms of this Article II will be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, there will be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they will (subject to compliance with the exchange procedures of Section 2.9(c)) be cancelled and exchanged as provided in this Article II.

2.11 Lost, Stolen or Destroyed Certificates. In the event that any Certificates have been lost, stolen or destroyed, the Payment Agent shall issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, the Per Share Price payable in respect thereof pursuant to Section 2.7. Parent or the Payment Agent may, in its reasonable discretion and as a condition precedent to the payment of such Per Share Price, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such reasonable amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.12 Required Withholding. Each of the Payment Agent, Parent, the Company and the Surviving Corporation will be entitled to deduct and withhold from any cash amounts payable pursuant to this Agreement to any holder or former holder of shares of Company Common Stock or Company Equity Awards, such amounts as are required to be deducted or withheld therefrom pursuant to any Tax Laws. To the extent that such amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

With respect to any Section of this Article III, except (a) as disclosed in the reports, statements and other documents filed by the Company with the SEC or furnished by the Company to the SEC, in each case available through the SEC’s Electronic Data Gathering, Analysis, and Retrieval system and filed pursuant to the Exchange Act, on or after December 12, 2017 and on or prior to December 13, 2018 to the extent it is reasonably apparent that any such disclosure would qualify the representations and warranties contained herein (other than the representations set forth in Section 3.8, Section 3.9(c) or Section 3.11(a), which shall not be deemed to be modified by such disclosure), but excluding any predictive, forward-looking or cautionary disclosures contained or referenced therein, including under the captions “Risk Factors” and “Quantitative and Qualitative Disclosures About Market Risk” or in any “forward-looking statements” disclaimer; or (b) subject to the terms of Section 9.13, as set forth in the disclosure letter delivered by the Company to Parent and Merger Sub concurrently with this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Organization; Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (with respect to jurisdictions that recognize the concept of good standing), except where the failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of its Organizational Documents, each as amended to the date hereof. The Company is not in violation of its Organizational Documents in any material respect.

3.2 Corporate Power; Enforceability. The Company has the requisite corporate power and authority to (a) execute and deliver this Agreement; (b) perform its covenants and obligations hereunder; and (c) subject to receiving the Requisite Stockholder Approval, consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder, and the consummation of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate actions on the part of the Company are necessary to authorize (i) the execution and delivery of this Agreement by the Company; (ii) the performance by the Company of its covenants and obligations hereunder; or (iii) subject to the receipt of the Requisite Stockholder Approval, the consummation of the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (B) is subject to general principles of equity.

3.3 Company Board Approval; Fairness Opinion; Anti-Takeover Laws.

(a) Company Board Approval. At a meeting duly called and held prior to the execution and delivery of this Agreement, the Company Board has unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement and consummate the Merger and the other transactions contemplated hereby upon the terms and subject to the conditions set forth herein; (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Merger and the other transactions contemplated hereby upon the terms and conditions set forth herein; (iii) directed that this Agreement be submitted to the Company Stockholders for adoption; and (iv) resolved to recommend that the Company Stockholders adopt this Agreement in accordance with the DGCL (collectively, the “Company Board Recommendation”).

(b) Fairness Opinion. The Company Board has received the written opinion or an oral opinion to be confirmed in writing) of its financial advisor, Barclays Capital Inc. (the “Financial Advisor”), to the effect that, as of the date of such opinion and based upon and subject to the various qualifications and assumptions set forth therein, the consideration to be offered to the holders of shares of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares) in the Merger is fair from a financial point of view to such holders. The Company will provide to Parent a copy of such written opinion promptly following the date hereof solely for informational purposes (it being understood and agreed that such opinion is solely for the benefit of the Company Board and may not be relied upon by Parent or Merger Sub).

(c) Anti-Takeover Laws. Assuming that the representations of Parent and Merger Sub set forth in Section 4.6 are true and correct, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable “anti-takeover” Law will not be applicable to this Agreement, the Voting Agreement or any of the transactions contemplated hereby and thereby, including the Merger.

3.4 Brokers. Except for the Financial Advisor, there is no financial advisor, investment banker, broker, finder, agent or other similar Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other similar fee or commission in connection with the Merger and the other transactions contemplated hereby. True, correct and complete copies of any Contracts between the Company and the Financial Advisor relating to the foregoing fees and commissions have been provided to Parent prior to the date hereof.

3.5 Requisite Stockholder Approval. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on this Agreement (the “Requisite Stockholder Approval”) is the only vote of the holders of shares of Company Common Stock that is necessary pursuant to applicable Law and the Company’s Organizational Documents to adopt this Agreement and consummate the Merger.

3.6 Non-Contravention. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder, and the consummation of the Merger and the other transactions contemplated hereby do not (a) violate or conflict with any provision of the Company’s or its Subsidiaries’ Organizational Documents; (b) violate, conflict with, contravene, require any consent or approval under, result in any loss of any benefit under, result in a change of control under, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration, vesting, amendment or cancellation pursuant to any Contract to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, or any Governmental Authorization affecting, or relating in any way to, the property, assets or business of the Company or any of its Subsidiaries; (c) assuming compliance with the matters referred to in Section 3.7 and, in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval, violate or conflict with any Law applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets are bound; or (d) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (b), (c) and (d) as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.7 Requisite Governmental Approvals. No Governmental Authorization is required on the part of the Company or any of its Subsidiaries (a) in connection with the execution and delivery of this Agreement by the Company; (b) the performance by the Company of its covenants and obligations pursuant to this Agreement; or (c) the consummation of the Merger and the other transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business; (ii) such filings and approvals as may be required by any applicable federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the HSR Act; and (iv) such other Governmental Authorizations the failure of which to obtain has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.8 Company Capitalization; Indebtedness.

(a) Capital Stock. The authorized capital stock of the Company consists of (i) 350,000,000 shares of Company Common Stock and (ii) 50,000,000 shares of Company Preferred Stock. As of 5:00 p.m., New York City time, on December 17, 2018 (such time and date, the “Capitalization Date”), (A) 36,280,500 shares of Company Common Stock were issued and outstanding (which excludes the shares of Company Common Stock relating to Company Options, Company RSUs and Company PSUs referred to in Section 3.8(b) and the shares held by the Company as treasury shares); (B) no shares of Company Preferred Stock were issued and outstanding; and (C) no shares of Company Common Stock were held by the Company as treasury shares. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights. From the close of business on the Capitalization Date to the date of this Agreement, the Company has not issued or granted any Company Securities other than pursuant to the exercise of Company Options granted prior to the date of this Agreement.

(b) Stock Reservation. As of the Capitalization Date, the Company has reserved 5,278,129 shares of Company Common Stock for issuance pursuant to the Company Stock Plans. As of the Capitalization Date, there were outstanding (i) Company Options to acquire 1,117,045 shares of Company Common Stock, (ii) Company RSUs that may be settled into 1,041,771 shares of Company Common Stock, and (iii) Company PSUs covering 226,668 shares of Company Common Stock (assuming achievement of all applicable performance goals at maximum performance) and 113,334 shares of Company Common Stock (assuming achievement of all applicable performance goals at target performance). Section 3.8(b) of the Company Disclosure Letter sets forth the following information with respect to each Company Equity Award outstanding as of the Capitalization Date: (i) the Company Stock Plan pursuant to which such Company Equity Award was granted, (ii) the name or identification number of the holder of such Company Equity Award, (iii) the type of award and number of shares of Company Common Stock subject to such Company Equity Award (at target and maximum levels of performance, and the performance metrics, with respect to all Company PSUs), (iv) the date on which the Company Equity Award was granted and the expiration date, as applicable, (v) the exercise price of any Company Option, (vi) the vesting schedule thereof (including any acceleration of vesting terms) and (vii) whether each Company Option is an “incentive stock option” (as defined in the Code) or a non-qualified stock option. All shares of Company Common Stock that may be issued pursuant to any Company Stock Plan or as contemplated or permitted by this Agreement will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(c) Company Securities. Except as set forth in this Section 3.8, and for changes since the Capitalization Date from the exercise of Company Options or the vesting or settlement of other equity awards (in each case outstanding on the Capitalization Date as set forth in this Section 3.8), there are (i) other than the Company Common Stock, no issued and outstanding shares of capital stock of, or other equity or voting interest in, the Company; (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company; (iii) no outstanding options, warrants or other rights or binding arrangements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company; (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, call, convertible or exchangeable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company; (v) no outstanding restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company (the items in clauses (i), (ii), (iii), (iv) and (v), collectively with the Company Common Stock and Company Preferred Stock, the “Company Securities”); and (vi) no other obligations by the Company to make any payments based on the price or value of any Company Securities. There are no accrued and unpaid dividends with respect to any Company Securities.

(d) Other Rights. There are (i) no voting trusts, proxies or similar arrangements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company; or (ii) obligations or binding commitments of any character restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company to which the Company is a party or by which it is bound. Neither the Company nor any of its Subsidiaries is a party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Company Securities. The Company does not have a stockholder rights plan in effect. Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other indebtedness obligations which by their terms grant their holders the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Company Stockholders on any matter. The Company is not a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities.

(e) Indebtedness. As of November 30, 2018, the amount of Indebtedness of the Company and its Subsidiaries under the Credit Agreement was as provided in Section 3.8(e)(i) of the Company Disclosure Letter, and the aggregate amount of all other Indebtedness of the Company and its Subsidiaries for borrowed money (other than intercompany Indebtedness) was as provided in Section 3.8(e)(ii) of the Company Disclosure Letter.

3.9 Subsidiaries.

(a) Subsidiaries. Section 3.9(a) of the Company Disclosure Letter contains a true, correct and complete list of the name, jurisdiction of organization and schedule of stockholders or other equity holders (including ownership amount and percentage) of each Subsidiary of the Company. Each Subsidiary of the Company (i) is duly organized, validly existing and in good standing pursuant to the Laws of its jurisdiction of organization (to the extent that the concept of “good standing” or a similar concept is applicable in the case of any jurisdiction outside the United States); and (ii) has the requisite corporate or other organizational power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets, except where the failure to be in good standing is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Each Subsidiary of the Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the Organizational Documents of each “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC) of the Company, each as amended to date. No Subsidiary of the Company is in violation of its Organizational Documents, except for such violations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Capital Stock of Subsidiaries. All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) has been duly authorized, validly issued and is fully paid and nonassessable; and (ii) except for director’s qualifying or similar shares, is owned, directly or indirectly, by the Company, free and clear of all liens (other than Permitted Liens) and any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent such Subsidiary from conducting its business as of the Effective Time in the same manner in all material respects that such business is conducted on the date of this Agreement.

(c) Other Securities of Subsidiaries. There are no outstanding (i) securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company; (ii) options, warrants or other rights or arrangements obligating the Company or any of its Subsidiaries to acquire from any Subsidiary of the Company, or that obligate any Subsidiary of the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for, shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company; or (iii) obligations of any Subsidiary of the Company to grant, extend or enter into any subscription, warrant, right, call, convertible or exchangeable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, such Subsidiary to any Person other than the Company or one of its Subsidiaries.

(d) Other Investments. Except for its interests in the Subsidiaries of the Company listed in Section 3.9(a) of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

3.10 Company SEC Reports. Since January 1, 2016, the Company has filed or furnished all forms, reports, statements, schedules, prospectuses and documents with the SEC (including exhibits and all other information incorporated by reference) that have been required to be filed or furnished by it pursuant to applicable Laws (the “Company SEC Reports”). Each Company SEC Report complied, as of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the respective rules and regulations promulgated thereunder, as the case may be, each as in effect on the date that such Company SEC Report was filed. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any forms, reports or documents with the SEC. The Company has made available to Parent copies of all comment letters received by the Company from the SEC since January 1, 2016, together with all written responses of the Company thereto. As of the date hereof, there are no outstanding or unresolved comments in any such comment letters received by the Company from the SEC. To the Knowledge of the Company, none of the Company SEC Reports is the subject of any ongoing review or investigation by the SEC.

3.11 Company Financial Statements; Internal Controls.

(a) Company Financial Statements. The consolidated financial statements (including any related notes and schedules) of the Company filed with the Company SEC Reports (i) complied as to form, as of their respective filing dates with the SEC, in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q); and (iii) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods presented therein (subject, in the case of the unaudited financial statements, to normal and recurring year-end adjustments which would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole).

(b) Disclosure Controls and Procedures. The Company has established and maintains a system of internal control over financial reporting as required by and within the meaning of Rule 13a-15(f) and Rule 15d-15(f) promulgated under the Exchange Act) that provides reasonable assurances (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are executed in accordance with the authorization of the Company’s management, and (iii) that any unauthorized use, acquisition or disposition of the Company’s assets that would materially affect the Company’s financial statements would be prevented or detected in a timely manner. The Company’s management has implemented and maintains disclosure controls and procedures (as required by and within the meaning of Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) that are reasonably designed to ensure that information required to be disclosed by the Company in the Company SEC Reports is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended September 30, 2018, and such assessment concluded that such system was effective. Since January 1, 2016, the principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act. Neither the Company nor its principal executive officer or principal financial officer has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(c) Internal Controls. Since January 1, 2016, neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of (i) any “significant deficiency” or “material weakness” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s system of internal control over financial reporting used by the Company and its Subsidiaries that has not been subsequently remediated; (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries; or (iii) any claim or allegation regarding any of the foregoing.

3.12 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities of a nature required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP, other than liabilities (a) reflected or otherwise reserved against in the Audited Company Balance Sheet (including the notes thereto); (b) arising pursuant to this Agreement or incurred in connection with the Merger; (c) incurred in the ordinary course of business since the date of the Audited Balance Sheet; or (d) those that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.13 Absence of Certain Changes. Since September 30, 2018 through the date of this Agreement, the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice and neither the Company nor any of its Subsidiaries has taken any action that if taken after the date of this Agreement would constitute a violation of Section 5.2(b), (e), (f), (h), (i), (j), (n) or, with respect to the foregoing, (r). Since September 30, 2018 through the date of this Agreement, there has not been any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.14 Material Contracts.

(a) List of Material Contracts. Section 3.14(a) of the Company Disclosure Letter contains a true, correct and complete list of all Material Contracts, as in effect as of the date of this Agreement, to which the Company or any of its Subsidiaries is a party or is bound (other than Material Contracts contemplated by clause (i) of the definition of Material Contract and which are listed in the Exhibit Index to the Company’s Annual Report on Form 10-K filed by the Company with the SEC for the fiscal year ended September 30, 2018). A true, complete and correct copy of each Material Contract, as in effect as of the date of this Agreement, has been made available to Parent.

(b) Validity. Each Material Contract (other than any Material Contract that has expired in accordance with its terms), whether or not listed on Section 3.14(a) of the Company Disclosure Letter, is valid and binding on the Company or each such Subsidiary of the Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company, any of its Subsidiaries party thereto or, to the Knowledge of the Company, any other party thereto is in breach of or default pursuant to any such Material Contract, except those that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No event has occurred that, with notice or lapse of time or both, would constitute such a breach or default pursuant to any Material Contract by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such breaches and defaults that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.15 Real Property.

(a) Owned Real Property. Section 3.15(a) of the Company Disclosure Letter contains a true, correct and complete list of all of the real property owned by the Company as of the date of this Agreement (the “Owned Real Property”). Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has leased, licensed or otherwise granted any Person the right to use or occupy the Owned Real Property. The Company or one of its Subsidiaries has good, marketable and valid fee title to all of the Owned Real Property, free and clear of all liens (other than Permitted Liens).

(b) Leased Real Property. Section 3.15(b) of the Company Disclosure Letter contains a true, correct and complete list, as of the date of this Agreement, of all of the existing leases, subleases, licenses or other agreements pursuant to which the Company or any of its Subsidiaries uses or occupies, or has the right to use or occupy, any real property (such property, the “Leased Real Property,” and each such lease, sublease, license or other agreement, a “Lease”) for which annual base rent exceeds $1,000,000. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has collaterally assigned or granted any other security interest in any Lease or any interest therein. The Company or one of its Subsidiaries has valid leasehold estates in the Leased Real Property, free and clear of all liens (other than Permitted Liens). Except as set forth on Section 3.15(b) of the Company Disclosure Letter, there are no subleases, licenses or similar agreements (each, a “Sublease”) granting to any Person, other than the Company or any of its Subsidiaries, any right to use or occupy the Owned Real Property or the Leased Real Property for which annual base rent exceeds $1,000,000.

(c) Except as would not, individually or in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect, the Owned Real Property and the Leased Real Property are in good order, condition and repair, in compliance with all applicable Laws. Neither the Company nor any of its Subsidiaries has received any written notice of any violation or claimed violation of any applicable building, zoning, subdivision or other land use or similar Laws affecting its interests in Owned Real Property or Leased Real Property, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.16 Environmental Matters. The Company and each of its Subsidiaries is and since January 1, 2016 has been in compliance with all Environmental Laws applicable to the Company or its Subsidiaries or to the conduct of the business or operations of the Company or its Subsidiaries, except for any such non-compliance that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice from any Person (including any Governmental Authority) alleging that the Company or any Subsidiary is in violation of, or has liability under, any Environmental Law, which notice was received since January 1, 2016 or the substance of which has not been resolved, except for any such violation that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has released or disposed of any Hazardous Substances in an amount, manner, condition or concentration that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries (i) alleging noncompliance by the Company or any of its Subsidiaries with any Environmental Law; or (ii) seeking to impose any financial responsibility for any investigation, cleanup, removal, remediation or response action pursuant to any Environmental Law, except for any such Legal Proceeding that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.17 Intellectual Property.

(a) Section 3.17(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Company Registered Intellectual Property owned by the Company or any of its Subsidiaries (“Scheduled Company Registered Intellectual Property”) and specifies, where applicable, the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered, except for such omissions that have not had, and would not reasonably be expected to have, individually or in the aggregate a Company Material Adverse Effect. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company has duly maintained in all respects all Scheduled Company Registered Intellectual Property in the ordinary course consistent with reasonable business practices, and such Scheduled Company Registered Intellectual Property is not expired, cancelled or abandoned.

(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, except as set forth in Section 3.17(b) of the Company Disclosure Letter, the Company or any of its Subsidiaries, as applicable, owns, or is licensed or otherwise possesses adequate rights to use, all Company Intellectual Property, free and clear of all liens (other than Permitted Liens).

(c) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there have not been and are no pending (or since January 1, 2016, to the Knowledge of the Company, threatened) claims in writing by any Person (i) alleging infringement, misappropriation or other violation by the Company or any of its Subsidiaries of any Intellectual Property rights of such Person or (ii) challenging the ownership, validity or enforceability of any material Company Intellectual Property.

(d) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the conduct of the business of the Company and its Subsidiaries nor any activity of the Company or any of its Subsidiaries infringes, misappropriates or otherwise violates, or has infringed, misappropriated or otherwise violated, any Intellectual Property rights of any Person, provided that the representation and warranty in this sentence is made to the Knowledge of the Company with respect to third party Patents.

(e) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Person is infringing, misappropriating or otherwise violating any Company Intellectual Property.

(f) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries (i) take commercially reasonable measures to protect the security of the computer systems owned, leased or licensed by the Company or any of its Subsidiaries and the confidentiality of the trade secrets owned by the Company or any of its Subsidiaries; (ii) as of the date of this Agreement, comply with applicable Law regarding the collection, use and disclosure of personally identifiable information; and (iii) no such trade secrets or personally identifiable information have been disclosed by the Company or its Subsidiaries to any Person, or have been authorized by the Company or any of its Subsidiaries to be disclosed to or accessed by, or, to the Knowledge of the Company, actually disclosed to or accessed by, any Person, in each case, other than pursuant to valid and enforceable written non-disclosure agreements restricting the disclosure and use thereof and, to the Knowledge of the Company, no Person is in breach of any such agreement.

(g) The Company and each of its Subsidiaries have entered into written agreements with all of its past and current employees, independent contractors and consultants who have developed any product (including Software) or material Intellectual Property for the Company or any of its Subsidiaries, pursuant to which each such Person has assigned (except, with respect to consultants or independent contractors, if the Company or its Subsidiary decided to obtain a license or otherwise made a decision not to assign) to the Company or its Subsidiary, as applicable, all such Person’s right, title, and interest in and to all ideas, inventions, discoveries, works of authorship, know-how and other work product relating to the business of the Company and any of its Subsidiaries and any of the products or services being researched, developed, manufactured or sold by the Company and any of its Subsidiaries; except, with respect to each of the foregoing, in cases where such failure to enter into such agreements has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(h) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all Company IT Systems have been properly maintained since January 1, 2016, in all material respects, in accordance with standards set by the manufacturers or otherwise in accordance with standards prudent in the industry, to ensure proper operation, monitoring and use; (ii) the Company IT Systems are in good working condition to effectively perform in all material respects all information technology operations necessary to conduct the business of the Company and its Subsidiaries as currently conducted; (iii) the Company and its Subsidiaries have not experienced since January 1, 2016 any material disruption to, or material interruption in, the conduct of business that is attributable to a defect, bug, breakdown or other failure or deficiency of the Company IT Systems; and (iv) the Company and its Subsidiaries have taken commercially reasonable measures to provide for the security and the back-up and recovery of the data and information necessary to the conduct of the business of the Company and its Subsidiaries without material disruption to, or material interruption in, the conduct of the business of the Company and its Subsidiaries, including the use of industry standard security and antivirus software with the intention of protecting the Company IT Systems from becoming infected by viruses and other harmful code. To the Company’s Knowledge, there have been no unauthorized intrusions or breaches of the security of the Company IT Systems, infections of the Company IT Systems by viruses or other harmful code, or unauthorized disclosures of credentials that enable access to the Company IT Systems or of any information stored or to be stored in the Company IT Systems.

(i) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries (or, if applicable, its service providers) have adequate security measures in place to protect information relating to its patients or customers (“Customer Data”) in their possession or control, or the possession or control of their service providers from unauthorized access. To the Company’s Knowledge, there has been no breach in security that has permitted any unauthorized access to Customer Data since January 1, 2016.

3.18 Tax Matters. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) The Company and each of its Subsidiaries have (i) timely filed (taking into account valid extensions) all United States federal, state, local and non-United States returns, estimates, information statements and reports (including amendments thereto) relating to any and all Taxes (“Tax Returns”) required to be filed by any of them and such Tax Returns are true and correct and have been completed in accordance with applicable Law; and (ii) paid all Taxes that are required to be paid (whether or not shown on any Tax Return);

(b) The most recent financial statements contained in the Company SEC Reports reflect an adequate reserve (in accordance with GAAP) for all Taxes accrued but not then payable by the Company and its Subsidiaries through the date of such financial statements;

(c) There is no Tax deficiency outstanding, assessed or proposed in writing against the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has executed any waiver, except in connection with any ongoing Tax examination, of any statute of limitations on, or extended the period for the assessment or collection of, any Tax, in each case that has not since expired;

(d) No audits or other examinations with respect to Taxes of the Company or any of its Subsidiaries are presently in progress or have been asserted or proposed in writing or, to the Knowledge of the Company, otherwise;

(e) Neither the Company nor any of its Subsidiaries has engaged in a “listed transaction” as set forth in Treasury Regulation § 1.6011-4(b)(2);

(f) Neither the Company nor any of its Subsidiaries (i) is a party to or bound by, or currently has any material liability pursuant to, any Tax sharing, allocation or indemnification agreement or obligation, other than any such agreement or obligation entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes; (ii) is a member of any affiliated, consolidated, combined or unitary group for any Tax purposes (other than a group the common parent of which is the Company); or (iii) has any material liability for the Taxes of any Person other than the Company and its Subsidiaries pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-United States Law) as a transferee or successor, or otherwise by operation of Law; and

(g) The Company and its Subsidiaries will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of United States federal, state, local or non-United States income Tax Law) executed on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

3.19 Employee Plans.

(a) Employee Plans. Section 3.19(a) of the Company Disclosure Letter contains a true, complete and correct list of all material Employee Plans. “Employee Plans” means (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA; and (ii) all other employment/service, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, supplemental income, savings, retirement, disability, insurance, vacation, deferred compensation, severance, termination, retention, change of control, employee loan plan and other similar fringe, welfare or other employee benefit plans, programs, agreement, Contracts, policies or arrangements (whether or not in writing) maintained, sponsored or contributed to, or that is obligated to be maintained, sponsored or contributed to, for the benefit of any current or former employee, director or other individual service provider (or his or her spouse, domestic partner, dependent or beneficiary) of the Company, any of its Subsidiaries or any other trade or business (whether or not incorporated) that would be treated as a single employer with the Company or any of its Subsidiaries pursuant to Section 414 of the Code (an “ERISA Affiliate”) or with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate has or may have any liability, contingent or otherwise. In the case of an Employee Plan funded through a trust described in Section 401(a) of the Code or an organization described in Section 501(c)(9) of the Code, or any other funding vehicle, each reference to such Employee Plan shall include a reference to such trust, organization or other vehicle. With respect to each material Employee Plan required to be set forth on Section 3.19(a) of the Company Disclosure Letter, to the extent applicable, the Company has made available to Parent a true, complete and correct copy of (A) the current plan documents and the most recent summary plan descriptions, and all modifications thereto; (B) any related trust agreements, insurance Contracts, insurance policies or other documents of any funding arrangements; (C) the most recent IRS determination or opinion letter; (D) the most recently filed IRS Form 5500; (E) the most recent actuarial valuation report; and (F) any notices to or from the IRS or any office or representative of the United States Department of Labor or any similar Governmental Authority relating to any non-routine compliance issues in respect of any such Employee Plan for which a material liability remains outstanding.

(b) Absence of Certain Plans. Neither the Company nor any of its ERISA Affiliates has, within the past six (6) years, maintained, sponsored or participated in, or contributed to, or has, within the past six (6) years, been required to maintain, sponsor or participate in, or contribute to, or has any liability or contingent liability with respect to (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA); (ii) a “multiple employer plan” (as defined in Section 4063 or Section 4064 of ERISA); or (iii) an arrangement subject to Section 302 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA. Neither the Company nor any of its ERISA Affiliates has incurred any liability under Title IV of ERISA that has not been paid in full.

(c) Compliance. Each Employee Plan is and has been, since January 1, 2016, maintained, funded, operated and administered in all respects in accordance with its terms and with all applicable Law, including the applicable provisions of ERISA, the Patient Protection and Affordable Care Act and the Code, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Employee Plan Legal Proceedings. The Company has not received notice that there are any Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Employee Plan, the assets of any trust pursuant to any Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Employee Plan with respect to the administration or operation of such plans, other than routine claims for benefits, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) No Prohibited Transactions. None of the Company, any of its Subsidiaries, any of its ERISA Affiliates or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) that could reasonably be expected to result in the imposition of a penalty assessed pursuant to Section 502(i) of ERISA or a Tax imposed by Section 4975 of the Code, in each case applicable to the Company, any of its Subsidiaries or any Employee Plan, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) No Welfare Benefit Plan. No Employee Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA) provides post-termination or retiree life insurance, health or other welfare benefits to any person, except as may be required by Section 4980B of the Code or any similar Law.

(g) Section 280G. No payment or benefit that has been, will or could be made by the Company or any ERISA Affiliate in connection with the transactions contemplated by this Agreement (whether alone or in combination with any other event, including the termination of employment following the Effective Time) will be characterized as a parachute payment within the meaning of Section 280G of the Code (whether or not such payment is considered to be reasonable compensation for services rendered).

(h) No Gross-Ups. The Company is not a party to nor does it have any obligation under any Employee Plan or otherwise to compensate any Person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

(i) Transaction Payments; Acceleration. Neither the execution and delivery of this Agreement nor the consummation of the transactions would (either alone or in conjunction with any other event, including the termination of employment following the Effective Time), except as required by the terms of this Agreement, (i) result in any payment or benefit becoming due or increasing any such payment or benefit due to any employee, director or other service provider of the Company or its Subsidiaries, (ii) result in any acceleration of the time of payment, funding or vesting of any such benefits, or (iii) result in the forgiveness of any Indebtedness.

(j) Section 401 Plans. Each Employee Plan that is intended to qualify under Section 401(a) or 501(c)(9) of the Code has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Employee Plan for any period for which such Employee Plan would not otherwise be covered by an IRS determination and, to the Knowledge of the Company, no event or omission has occurred that would cause any Employee Plan to lose such qualification.

(k) Section 409A. Each Employee Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

(l) No Non-U.S. Plans. No Employee Plan is subject to the Laws of any jurisdiction outside the United States.

3.20 Labor Matters.

(a) Union Activities. Section 3.20(a) of the Company Disclosure Letter sets forth the collective bargaining agreements, labor union contracts or trade union agreements, and side letters (each, a “Collective Bargaining Agreement”), to which the Company or any of its Subsidiaries is a party as of the date of this Agreement. To the Knowledge of the Company, there are no activities, organizational campaigns, or proceedings of or by any labor or trade union to organize any employees of the Company or any of its Subsidiaries with regard to their employment with the Company or any of its Subsidiaries. Except as set forth in Section 3.20(a) of the Company Disclosure Letter, (i) neither the Company nor any of its Subsidiaries has a duty to recognize or bargain with any labor or trade union; (ii) no Collective Bargaining Agreement is currently being negotiated by the Company or any of its Subsidiaries; and (iii) no labor or trade union claims to represent any employees of the Company or any of its Subsidiaries. There is no strike, lockout, slowdown, or work stoppage against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company as of the date of this Agreement, threatened directly against the Company or any of its Subsidiaries, except where such strike, lockout, slowdown or work stoppage has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries have or prior to the Closing will have satisfied any notice and bargaining obligations (including effects bargaining) to and with any labor or trade union in connection with the transactions contemplated by this Agreement.

(b) Employment Law Compliance. Since January 1, 2015, the Company and its Subsidiaries have complied with all applicable Laws with respect to labor and/or employment (including all applicable Laws regarding wage and hour requirements, classification of employees and workers, immigration status, affirmative action, discrimination, harassment, or retaliation in employment, whistleblower protections, workers compensation, employee health and safety, and collective bargaining), except for such noncompliance that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the labor or employment policies or practices of the Company or any of its Subsidiaries is being audited or investigated or, to the Knowledge of the Company, is subject to imminent or threatened audit or investigation by any Governmental Authority. Except as otherwise set forth on Section 3.20(b) of the Company Disclosure Letter, since January 1, 2015, the Company has not had pending, resolved, or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries any material labor or employment-related Legal Proceeding or internal investigation (including involving allegations of discrimination, retaliation, or noncompliance with wage and hour laws). The Company is not, and since January 1, 2015 has not been, subject to any material order, decree, injunction, citation, settlement, or judgment of or with any Governmental Authority relating to any labor or employment related practices or matters, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Internal Allegations and Harassment Claims. To the Knowledge of the Company, since January 1, 2016, no allegation of sexual or other unlawful harassment has been made against or implicating the conduct of any current or former director, officer, executive, or manager of the Company or any of its Subsidiaries in their capacity as such.

(d) Classification of Independent Contractors. All individuals or workers who are providing or performing, or who at any time since January 1, 2015 have provided or performed, services or work to or for the Company or any of its Subsidiaries and who are or were classified and treated as Contingent Workers are and at all times since January 1, 2015 have been properly classified and treated as such and in accordance with all applicable Laws and for purposes of all employee benefit plans and perquisites, except for such misclassifications as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.21 Compliance with Laws

(a) The Company and each of its Subsidiaries is, and since January 1, 2016 has been, in compliance with all Laws that are applicable to the Company and its Subsidiaries or to the conduct of the business or operations of the Company and its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound, except for such noncompliance that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have all Governmental Authorizations necessary for the ownership and operation of its business as presently conducted, and each such Governmental Authorization is in full force and effect; (ii) the Company and its Subsidiaries are, and since January 1, 2016 have been, in compliance with the terms of all Governmental Authorizations necessary for the ownership and operation of its businesses; and (iii) since January 1, 2016, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority alleging any conflict with or breach of any such Governmental Authorization, the substance of which has not been resolved.

3.22 Compliance with Healthcare Laws; Licenses and Permits.

(a) The Company and each of its Subsidiaries is and has been since January 1, 2016 in compliance with all Healthcare Laws that are applicable to the Company and its Subsidiaries, except where non-compliance has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no material Legal Proceedings pending or, to the Knowledge of the Company, threatened in writing alleging non-compliance by the Company with respect to any such Healthcare Laws. Neither the Company nor any Subsidiary of the Company is: (i) a party to a corporate integrity agreement with the Office of Inspector General of the Department of Health and Human Services, (ii) has reporting obligations pursuant to any settlement agreement entered into with any Governmental Authority relating to health care compliance, (iii) outside of the ordinary course of business is the subject of any validation or program integrity review or has any outstanding health care reimbursement audits being conducted by any Governmental Authority, or any repayment or overpayment liability identified by any source (including any commercial or self-pay payor), (and none have been conducted since January 1, 2016 by any Governmental Authority in connection with any Government Health Program or any commercial or self-pay payor) and no such reviews are pending, or to the Knowledge of the Company, threatened, and (iv) is in the process of reviewing or assessing any set of circumstances that would reasonably result in any of (i)-(iv) herein, or any self-disclosure under the Department of Health and Human Services Self-Referral Disclosure Protocol or otherwise or any return of a material amount of health care reimbursement or adverse modification of the Company’s billing and coding practices, except in each case as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any director, officer, manager or managing employee (as such term is defined in 42 U.S.C. § 1320a-5(b)) of the Company is currently or has been since January 1, 2016 threatened in writing to be: (i) debarred or excluded from participating in any Governmental Health Program; (ii) listed on the General Services Administrative published list of parties excluded from federal procurement programs and non-procurement programs; or (iii) designated a Specially Designated National or Blocked Person by the Office of Foreign Asset Control of the U.S. Department of Treasury, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The Company and its Subsidiaries have paid in the ordinary course of business since January 1, 2016 all undisputed refunds, overpayments, discounts and adjustments that it has discovered and that it has been obligated to pay during such period under applicable Healthcare Laws pertaining to Payors, and the Company is not the subject of any demands, allegations, billing audits, or similar recoupment efforts, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries have collected co-payments, deductibles and other patient financial responsibilities in the ordinary course of business since January 1, 2016, except as permitted by applicable Healthcare Laws or as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. For the avoidance of doubt, and notwithstanding anything to the contrary set forth herein, none of the Company nor any of its Subsidiaries is making any representation or warranty with respect to the claims adjudication process used by any Payor to which the Company or its Subsidiaries may submit claims, or the outcome of any such process.

(d) The Company and its Subsidiaries have, since January 1, 2016, timely filed all reports and billings with respect to each Government Health Program and each other third-party payor, all of which were prepared and filed in material compliance with all applicable Laws and applicable payor requirements, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) The Company and its Subsidiaries have not, since January 1, 2016, received written notice of, and to the Knowledge of the Company, there is no proceeding pending or threatened with respect to, and to the Knowledge of the Company, there has not occurred since January 1, 2016, any material alleged or actual “breach” as defined in 45 C.F.R. § 164.402 or any other violation of HIPAA by any company acquired by the Company or any of its Subsidiaries or such company’s “workforce” (as defined under HIPAA), except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.23 Legal Proceedings; Orders.

(a) No Legal Proceedings. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no, and since January 1, 2016 there have not been any, Legal Proceedings pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries.

(b) No Orders. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is subject to any, and since January 1, 2016 there have not been any, order of any kind or nature. Neither the Company nor any of its Subsidiaries is subject to any order of any kind or nature that challenges the validity or propriety or would materially prevent, impair or delay (or that would reasonably be expected to materially prevent, impair or delay) the consummation of the Merger or the other transactions contemplated hereby, or the ability of the Company to fully perform its covenants and obligations pursuant to this Agreement.

3.24 Insurance. The Company and its Subsidiaries have all material policies of insurance covering the Company and its Subsidiaries and any of their respective employees, consultants, contractors, residents, patients, service providers, agents, properties and assets, including policies of life, property, business interruption, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, in form and amount that is customarily carried by Persons conducting business similar to that of the Company and its Subsidiaries and which the Company believes is adequate for the operation of the Company’s and its Subsidiaries’ businesses. All such insurance policies are in full force and effect, no notice of cancellation has been received and there is no existing material default or event that, with notice or lapse of time or both, would constitute a material default by any insured thereunder.

3.25 Related Person Transactions. Except for compensation or other employment arrangements in the ordinary course of business, there are no Contracts, transactions, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly-owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

3.26 No Other Representations or Warranties. Except for the representations and warranties expressly made by the Company in this Article III (including in the Company Disclosure Letter) or in any certificate delivered pursuant to this Agreement, neither the Company nor any other Person makes any representation or warranty of any kind whatsoever, express or implied, at Law or in equity, with respect to the Company, any of its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or the transactions contemplated hereby, notwithstanding any other statements made or the delivery or disclosure to Parent and Merger Sub or any of their Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1 Organization; Good Standing.

(a) Parent. Parent (i) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware; and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.

(b) Merger Sub. Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware; and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.

(c) Organizational Documents. Neither Parent nor Merger Sub is in violation of its Organizational Documents.

4.2 Power; Enforceability. Each of Parent and Merger Sub has the requisite corporate power and authority to (a) execute and deliver this Agreement; (b) perform its covenants and obligations hereunder; and (c) consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective covenants and obligations hereunder and the consummation of the Merger and the other transactions contemplated hereby have been duly authorized and approved by all necessary action on the part of each of Parent and Merger Sub and no additional actions on the part of Parent or Merger Sub are necessary to authorize (i) the execution and delivery of this Agreement by each of Parent and Merger Sub; (ii) the performance by each of Parent and Merger Sub of its respective covenants and obligations hereunder; or (iii) the consummation of the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (B) is subject to general principles of equity.

4.3 Non-Contravention. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of their respective covenants and obligations hereunder, and the consummation of the Merger and the other transactions contemplated hereby do not (a) violate or conflict with any provision of the Organizational Documents of Parent or Merger Sub; (b) violate, conflict with, contravene, require any consent or approval under, result in any loss of any benefit under, result in a change of control under, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration, vesting, amendment or cancellation pursuant to any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their properties or assets may be bound; (c) assuming the consents, approvals and authorizations referred to in Section 4.4 have been obtained, violate or conflict with any Law or order applicable to Parent or Merger Sub or by which any of their properties or assets are bound; or (d) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of Parent or Merger Sub, except in the case of each of clauses (b), (c) and (d) as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

4.4 Requisite Governmental Approvals. No Governmental Authorization is required on the part of Parent, Merger Sub or any of their Affiliates (a) in connection with the execution and delivery of this Agreement by each of Parent and Merger Sub; (b) the performance by each of Parent and Merger Sub of their respective covenants and obligations pursuant to this Agreement; or (c) the consummation of the Merger and the other transactions contemplated hereby, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable Laws of states in which Parent and Merger Sub are qualified to do business; (ii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the HSR Act; and (iv) such other Governmental Authorizations the failure of which to obtain would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.

4.5 Legal Proceedings; Orders.

(a) No Legal Proceedings. There are no Legal Proceedings pending or, to the knowledge of Parent, threatened against Parent or Merger Sub that would, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) No Orders. Neither Parent nor Merger Sub is subject to any order of any kind or nature that would prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.

4.6 Ownership of Company Common Stock. None of Parent, Merger Sub or any of their “affiliates” or “associates” (each as defined in Section 203 of the DGCL) (a) to the knowledge of Parent, has owned any shares of Company Common Stock; or (b) has been an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company, in each case during the three (3) years prior to the date of this Agreement.

4.7 Brokers. There is no financial advisor, investment banker, broker, finder, agent or other similar Person that has been retained by or is authorized to act on behalf of Parent, Merger Sub or any of their Affiliates who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other similar fee or commission in connection with the Merger for which the Company or any of its Subsidiaries could be liable.

4.8 Operations of Parent and Merger Sub. Each of Parent and Merger Sub has been formed solely for the purpose of engaging in the Merger, and, prior to the Effective Time, neither Parent nor Merger Sub will have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by the Financing Letters, the Guarantee, the Voting Agreement and this Agreement. Parent owns beneficially and of record all of the outstanding capital stock, and other equity and voting interest in, Merger Sub free and clear of all liens.

4.9 No Parent Vote or Approval Required. No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent is necessary to approve this Agreement, the Merger or the other transactions contemplated hereby. The vote or consent of Parent, as the sole stockholder of Merger Sub, is the only vote or consent of the capital stock of, or other equity interest in, Merger Sub necessary under applicable Law or its Organizational Documents to approve this Agreement and the Merger.

4.10 Guarantee. Concurrently with the execution and delivery of this Agreement, Guarantor has delivered to the Company the duly executed Guarantee. The Guarantee is in full force and effect and constitutes a legal, valid and binding obligation of Guarantor, enforceable against it in accordance with its terms, except as such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (b) is subject to general principles of equity. No event has occurred that, with notice or lapse of time or both, would, or would reasonably be expected to, constitute a default on the part of Guarantor pursuant to the Guarantee.

4.11 Financing.

(a) Financing Letters. As of the date of this Agreement, Parent has delivered to the Company true, correct and complete copies of (i) an executed commitment letter, dated as of the date of this Agreement, between Parent and Guarantor (the “Equity Commitment Letter”) pursuant to which Guarantor has committed, subject to the terms and conditions thereof, to invest in Parent, directly or indirectly, the cash amounts set forth therein for the purpose of funding a portion of the Financing Uses (the “Equity Financing”); and (ii) the executed debt commitment letter, dated as of the date of this Agreement (including all related term sheets, exhibits, schedules and annexes thereto, collectively, the “Debt Commitment Letter” and, together with the Equity Commitment Letter, the “Financing Letters”), by and among Parent, Goldman Sachs Bank USA, UBS AG, Stamford Branch and UBS Securities LLC, Royal Bank of Canada and RBC Capital Markets, LLC, and KeyBank National Association and KeyBanc Capital Markets Inc. (other than Parent, and including any such Person that has not executed the Debt Commitment Letter as of the date hereof, but becomes a party thereto after the date hereof in accordance with the terms thereof, the “Debt Financing Sources”), pursuant to which the Debt Financing Sources have committed, subject to the terms and conditions thereof, to lend the amounts set forth therein for the purpose of funding a portion of the Financing Uses (the “Debt Financing” and, together with the Equity Financing, the “Financing”). Parent has also delivered to the Company, as of the date of this Agreement, a true, correct and complete copy of any fee letter (which may be redacted so long as no redaction covers terms that would adversely affect the aggregate principal amount committed under the Financing Letter, conditionality, availability or termination of the Debt Financing) in connection with the Debt Commitment Letter (any such letter, a “Fee Letter”). The Equity Commitment Letter provides that (A) the Company is an express third party beneficiary thereof; and (B) Parent and Guarantor have waived any defenses to the enforceability of such third party beneficiary rights.

(b) No Amendments. As of the date of this Agreement, (i) the Financing Letters have not been amended or modified prior to the date of this Agreement; (ii) no such amendment or modification is contemplated except, in each case, in connection with the potential addition of lenders, lead arrangers, bookrunners, syndication agents or similar entities as parties thereto; and (iii) to the knowledge of Parent, the respective commitments contained therein have not been withdrawn, terminated or rescinded in any respect. As of the date of this Agreement, there are no other Contracts, agreements, side letters or arrangements to which Parent or Merger Sub is a party relating to the funding or investing, as applicable, of the full amount of the Financing, other than as expressly set forth in the Financing Letters and any Fee Letters.

(c) Sufficiency of Financing. Assuming the Financing is funded and/or invested in accordance with the Financing Letters, the Financing is sufficient to (i) make all payments contemplated by this Agreement in connection with the Merger (including the payment of all amounts payable pursuant to Article II in connection with or as a result of the Merger); (ii) repay, prepay or discharge (after giving effect to the Merger) the principal of and interest on, and all other Indebtedness outstanding pursuant to, the Credit Agreement; and (iii) pay all fees and expenses required to be paid at the Closing by the Company, Parent or Merger Sub in connection with the Merger and the Financing (clauses (i), (ii) and (iii), the “Financing Uses”).

(d) Validity. As of the date of this Agreement, the Financing Letters (in the forms delivered by Parent to the Company) are in full force and effect and constitute the legal, valid and binding obligations of Parent and, to the knowledge of Parent, the other parties thereto (including, with respect to the Equity Commitment Letter, Guarantor), as applicable, enforceable against Parent and, to the knowledge of Parent, the other parties thereto, as applicable, in accordance with their terms, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (ii) is subject to general principles of equity. Other than as expressly set forth in the Financing Letters and any Fee Letter, there are no conditions precedent or other contingencies related to the funding of the full proceeds of the Financing pursuant to any agreement relating to the Financing to which Guarantor, Parent, Merger Sub or any of their respective Affiliates is a party. As of the date of this Agreement, no event has occurred that, with or without notice or lapse of time or both, would, or would reasonably be expected to, constitute a default or breach on the part of Parent or, to the knowledge of Parent, any of the other parties thereto pursuant to the Financing Letters. As of the date of this Agreement, assuming the conditions set forth in Section 7.1 and Section 7.2 have been satisfied, Parent has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of the Financing to be satisfied by it in the Financing Letters. As of the date of this Agreement, Parent has fully paid, or caused to be fully paid, all commitment or other fees that are due and payable on or prior to the date of this Agreement pursuant to the terms of the Financing Letters.

(e) No Exclusive Arrangements. None of Guarantor, Parent, Merger Sub or any of their respective Affiliates has entered into any Contract, arrangement or understanding prohibiting or seeking to prohibit any bank, investment bank or other potential provider of debt financing from providing or seeking to provide debt financing or financial advisory services to any Person in connection with a transaction relating to the Company or any of its Subsidiaries in connection with the Merger.

4.12 Stockholder and Management Arrangements. As of the date hereof, except for the Voting Agreement, neither Parent or Merger Sub nor any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understanding (whether or not binding) with any stockholder, director, officer, employee or other Affiliate of the Company or any of its Subsidiaries (in their capacities as such) (a) relating to (i) this Agreement or the Merger; (ii) the Company or (iii) the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time; or (b) pursuant to which (i) any holder of shares of Company Common Stock would be entitled to receive consideration of a different amount or nature than the Per Share Price in respect of such holder’s shares of Company Common Stock; (ii) any holder of shares of Company Common Stock has agreed to approve this Agreement or vote against any Superior Proposal; or (iii) any Person other than the Guarantor has agreed to provide, directly or indirectly, equity investment to Parent, Merger Sub or the Company to finance any portion of the Merger.

4.13 Solvency. As of the Effective Time and immediately after giving effect to the Merger (including the payment of all amounts payable pursuant to Article II in connection with or as a result of the Merger and all related fees and expenses of Parent, Merger Sub, the Company and their respective Subsidiaries in connection therewith), (a) the amount of the “fair saleable value” of the assets of each of the Surviving Corporation and its Subsidiaries (on a consolidated basis) will exceed (i) the value of all liabilities of the Surviving Corporation and such Subsidiaries (on a consolidated basis), including contingent and other liabilities; and (ii) the amount that will be required to pay the probable liabilities of each of the Surviving Corporation and its Subsidiaries (on a consolidated basis) on their existing debts (including contingent liabilities) as such debts become absolute and matured; (b) each of the Surviving Corporation and its Subsidiaries (on a consolidated basis) will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged; and (c) each of the Surviving Corporation and its Subsidiaries (on a consolidated basis) will be able to pay its liabilities, including contingent and other liabilities, as they mature.

4.14 No Other Negotiations. As of the date of this Agreement, none of Parent, Merger Sub or any of their respective Affiliates are involved in substantive negotiations with respect to or have entered into any agreements with respect to the acquisition of any business that would reasonably be deemed to be competitive with the businesses of the Company and its Subsidiaries.

4.15 Exclusivity of Representations and Warranties; No Other Representations and Warranties.

(a) Exclusivity of Representations and Warranties. Except for the representations and warranties expressly made by Parent and Merger Sub in this Article IV or in any certificate delivered pursuant to this Agreement, neither Parent or Merger Sub, nor any other Person, makes any representation or warranty of any kind whatsoever, express or implied, at Law or in equity, with respect to Parent or Merger Sub or their respective business, operations, assets, liabilities, condition (financial or otherwise) or the transactions contemplated hereby, notwithstanding any other statements made or the delivery or disclosure to the Company or any of their Affiliates or Representatives of any documentation or other information with respect to any one or more of the foregoing.

(b) No Other Representations and Warranties. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III (including in the Company Disclosure Letter) or in any certificate delivered by the Company pursuant to this Agreement or as set forth in the Voting Agreement:

(i) neither the Company nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to the Company, its Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement or the Merger;

(ii) no Person has been authorized by the Company, any of its Subsidiaries or any of its or their respective Affiliates or Representatives to make any representation or warranty relating to the Company, its Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the Merger, and if made, such representation or warranty must not be relied upon by Parent, Merger Sub or any of their respective Affiliates or Representatives as having been authorized by the Company, any of its Subsidiaries or any of its or their respective Affiliates or Representatives (or any other Person); and

(iii) the representations and warranties made by the Company in this Agreement (including in the Company Disclosure Letter) or in any certificate delivered by the Company hereunder are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Company hereby disclaims any other or implied representations or warranties; notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(c) No Reliance. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III (including in the Company Disclosure Letter) or in any certificate delivered by the Company pursuant to this Agreement or as set forth in the Voting Agreement, it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on:

(i) any representation or warranty, express or implied;

(ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to Parent, Merger Sub or any of their respective Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by or on behalf of the Company in connection with the Merger, in connection with presentations by the Company’s management or in any other forum or setting; or

(iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

Nothing in this Section 4.15 is intended to modify or limit in any respect any of the representations or warranties of the Company in Article III (including in the Company Disclosure Letter) or in any certificate delivered by the Company pursuant to this Agreement or as set forth in the Voting Agreement

ARTICLE V

INTERIM OPERATIONS OF THE COMPANY

5.1 Affirmative Obligations. Except (a) as expressly contemplated by this Agreement; (b) as set forth in Section 5.1 of the Company Disclosure Letter; (c) as required by applicable Law, or (d) as approved by Parent (which approval shall not be unreasonably withheld, conditioned or delayed), during the period from the execution and delivery of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to conduct its business and operations in the ordinary course of business consistent with past practice, including using reasonable best efforts to (i) maintain its existence in good standing pursuant to applicable Law; (ii) maintain in effect all of its Governmental Authorizations; (iii) maintain its cash management policies and practices; and (iv) preserve intact, in all material respects, its business organization, material assets and existing relationships with officers, employees, Payors, suppliers, lenders, Governmental Authorities, and others having material business relationships with the Company or such Subsidiary.

5.2 Forbearance Covenants. Except (w) as expressly contemplated by this Agreement; (x) as set forth in Section 5.1 of the Company Disclosure Letter or Section 5.2 of the Company Disclosure Letter; (y) as required by applicable Law, or (z) as approved by Parent (which approval will not be unreasonably withheld, conditioned or delayed), during the period from the execution and delivery of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not, and shall cause each of its Subsidiaries as applicable not to:

(a) amend any Organizational Documents of the Company or any of its Subsidiaries;

(b) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(c) issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities or securities of any Subsidiary of the Company, except issuances of shares of Company Common Stock in respect of any exercise of Company Options or the vesting or settlement of other equity awards outstanding on the date hereof and in accordance with their respective present terms;

(d) directly or indirectly acquire, repurchase or redeem any Company Securities or securities of any Subsidiary of the Company, except for (i) repurchases of Company Securities pursuant to the terms and conditions of Company Equity Awards in effect as of the date hereof, or (ii) transactions between the Company and any of its direct or indirect wholly-owned Subsidiaries;

(e) (i) adjust, split, combine or reclassify any shares of capital stock, or issue or authorize or propose the issuance of any other Company Securities or securities of any Subsidiary of the Company in respect of, in lieu of or in substitution for, shares of its capital stock or other equity or voting interest; (ii) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other equity or voting interest, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock or other equity or voting interest, except for cash dividends made by any direct or indirect wholly-owned Subsidiary of the Company to the Company or one of its other wholly-owned Subsidiaries; (iii) pledge or encumber any shares of its capital stock or other equity or voting interest; or (iv) enter into any agreement with respect to the voting of any capital stock or other equity or voting interest of the Company or any of its Subsidiaries;

(f) (i) incur, assume or suffer any Indebtedness or issue any debt securities, except (a) for trade payables; and (b) short-term borrowings pursuant to the Credit Agreement in the ordinary course of business in an amount not to exceed $20,000,000 outstanding at any point in time after the date hereof for working capital or other permitted purposes under this Section 5.2 (it being understood that such amounts shall be repaid in the ordinary course upon receipt of payments with respect to accounts receivable); (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except with respect to obligations of direct or indirect wholly-owned Subsidiaries of the Company; (iii) make any loans, advances or capital contributions to, or investments in, any other Person, except for (a) extensions of credit to customers; and (b) advances to directors, officers and other employees, in each case of (a) and (b) in the ordinary course of business consistent with past practice; (iv) mortgage or pledge any assets, tangible or intangible, or create or suffer to exist any lien thereupon (other than Permitted Liens); or (v) incur, assume or otherwise become liable or responsible (whether directly, contingently or otherwise) for any obligations under interest rate, derivative or hedging transactions other than in the ordinary course of business consistent with past practice;

(g) (i) enter into, adopt, terminate, amend or modify any Employee Plan or accelerate compensation or benefits provided under any Employee Plan; (ii) increase the compensation or benefits of any director or officer, pay any special bonus or special remuneration to any director, officer or employee, or pay any benefit not permitted in accordance with the terms of any Employee Plan as in effect as of the date of this Agreement; (iii) hire any vice-president level employee or above; or (iv) terminate (unless for cause) any executive officer or operating group president, except in the case of each of (i) and (ii), (a) as may be required by applicable Law; (b) in connection with any non-management employee hires in the ordinary course of business and consistent with past practice with annualized cash compensation and benefits consistent with past practice for the applicable position; or (c) for increases in compensation and/or benefits for non-management employees (based on promotion or merit) made in the ordinary course of business consistent with past practice and not to exceed an increase of 3% in value in the aggregate for all employees;

(h) pay, discharge, settle, compromise or satisfy any Legal Proceeding, except for (i) with respect to Legal Proceedings unrelated to the Merger or any other transactions contemplated by this Agreement, compromises, settlements or agreements that involve only the payment of monetary damages not in excess of $3,000,000 individually or $10,000,000 in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries; or (ii) Legal Proceedings settled in compliance with Section 6.14;

(i) except as required by applicable Law or GAAP, (i) revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable, other than in the ordinary course of business or (ii) make any material change in any of its accounting principles, methods or practices;

(j) except as reasonably necessary to comply with changes to applicable Tax Laws, (i) make or change any material Tax election; (ii) settle or compromise any material Tax claim or assessment; (iii) consent to any extension or waiver of any limitation period with respect to any material Tax claim or assessment; (iv) surrender any right to claim a refund of a material amount of Taxes; (v) enter into any Tax sharing or similar agreement or arrangement (other than commercial agreements not primarily related to Taxes); or (vi) amend any material Tax Return;

(k) make any new capital expenditures not otherwise provided in accordance with the Company’s budget plan set forth in Section 5.2(k) of the Company Disclosure Letter, other than such new capital expenditures that do not result in an aggregate increase from such budget plan greater than $2,500,000 in the aggregate;

(l) (i) enter into any Contract that would be a Material Contract pursuant to clause (i), (iii), (vi), (viii), (ix), (x), (xii), (xiii) or (xiv) of the definition thereof, (ii) modify, amend or terminate any Material Contract, or (iii) waive any material breach or default, or release, settle or compromise any material claim, under any Material Contract;

(m) maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice;

(n) (i) other than with respect to the matters set forth in Section 5.2(g), engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404; (ii) effectuate a “plant closing” or “mass layoff” (as defined in WARN) affecting in whole or in part any site of employment, facility, operating unit or employee without complying with WARN; or (iii) enter into, modify or terminate any Collective Bargaining Agreement or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization or group;

(o) make any acquisition or disposition of a material asset or business (including by merger, consolidation or acquisition of stock or assets), except for (i) any acquisitions in the ordinary course of business for consideration that is not in excess of $10,000,000 in the aggregate; (ii) any disposition of obsolete or worn out equipment or Intellectual Property that is not (or no longer) material to the business of the Company and its Subsidiaries, or (iii) licenses or other dispositions (including abandonment, let lapse and transfer) of Intellectual Property, in the ordinary course of business consistent with past practice;

(p) enter into any new line of business outside of the businesses being conducted by the Company and its Subsidiaries as of the date of this Agreement; or

(q) authorize, commit, resolve or enter into a Contract to take any of the actions prohibited by this Section 5.2.

5.3 No Solicitation; Company Board Recommendation Change.

(a) No Solicitation or Negotiation. Subject to the terms of Section 5.3(b), from the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall cease and cause to be terminated any discussions or negotiations with any Person and its Affiliates, directors, officers, employees, consultants, agents, representatives and advisors (collectively, “Representatives”) that would be prohibited by this Section 5.3(a), including by terminating access to any physical or electronic data rooms and requesting that any such Person and its Representatives promptly return or destroy all confidential information concerning the Company and its Subsidiaries furnished by or on behalf of the Company or any of its Subsidiaries (and all analysis and other materials prepared by or on behalf of such Person that contain any such information), in each case in accordance with the applicable confidentiality agreement between the Company and such Person. Subject to the terms of Section 5.3(b), from the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company and its Subsidiaries shall not, and shall cause their respective Representatives not to, directly or indirectly, (i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to, an Acquisition Proposal; (ii) furnish to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries (other than Parent, Merger Sub or any designees of Parent or Merger Sub), in any such case to induce the making, submission or announcement of, to knowingly encourage, facilitate or assist, or otherwise relating to an Acquisition Proposal or any inquiries or the making of any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal; (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal (or inquiries, proposals or offers or any other effort or attempt that could reasonably be expected to lead to an Acquisition Proposal), in each case other than (a) directing such Persons to the provisions contained in this Section 5.3 or (b) following receipt of an unsolicited Acquisition Proposal, contacting such Person or its Representatives solely to clarify the terms and conditions of such Acquisition Proposal; (iv) approve, endorse or recommend an Acquisition Proposal; (v) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction or that would require the Company to abandon or terminate this Agreement or fail to consummate the Merger, other than an Acceptable Confidentiality Agreement (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract, an “Alternative Acquisition Agreement”); (vi) waive the applicability of all or any portion of any anti-takeover Laws in respect of any Person (other than Parent, Merger Sub and their Affiliates); or (vii) otherwise cooperate with, knowingly assist, participate in or facilitate any effort or attempt to make an Acquisition Proposal. From the date of this Agreement until the Company’s receipt of the Requisite Stockholder Approval, the Company will not be required to enforce, and will be permitted to waive, any provision of any standstill or confidentiality agreement that prohibits or purports to prohibit a proposal being made to the Company Board (or any committee thereof), in each case solely to the extent that the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law and then only to permit such Person to make confidential proposals to the Company. The Company acknowledges that any violation of the restrictions in this Section 5.3(a) by any of the Company’s Subsidiaries or by any Representatives of the Company or any of its Subsidiaries, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of the Company or any of its Subsidiaries, shall be deemed a breach of this Agreement by the Company.

(b) Superior Proposals. Notwithstanding anything to the contrary set forth in this Section 5.3, from the date of this Agreement until the Company’s receipt of the Requisite Stockholder Approval, the Company and the Company Board (or a committee thereof) may, directly or indirectly through one or more of their Representatives, participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company or any of its Subsidiaries to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement to any Person or its Representatives that has made, renewed or delivered to the Company a bona fide written Acquisition Proposal after the date of this Agreement, in each case if and only if (i) such Acquisition Proposal was not the result of a breach of Section 5.3(a) and (ii) the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisors and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to lead to a Superior Proposal and the failure to do so would be inconsistent with its fiduciary duties under applicable Law; provided, that subject to applicable Law, the Company shall provide to Parent and Merger Sub any material non-public information or data that is provided to any Person given such access that was not previously made available to Parent or Merger Sub prior to or substantially concurrently with the time it is provided to such Person.

(c) No Company Board Recommendation Change or Alternative Acquisition Agreement. Except as permitted by Section 5.3(d), neither the Company Board nor any committee thereof shall:

(i) (A) withhold, withdraw, qualify, amend or modify, or publicly propose to withhold, withdraw, qualify, amend or modify, the Company Board Recommendation in a manner adverse to Parent in any material respect; (B) fail to include the Company Board Recommendation in the Proxy Statement; (C) adopt, authorize, approve, accept, endorse, declare advisable or recommend an Acquisition Proposal, or publicly propose to adopt, authorize, approve, accept, endorse, declare advisable or recommend an Acquisition Proposal; (D) submit to a vote of the Company Stockholders any Acquisition Proposal; (E) fail to reaffirm the Company Board Recommendation following the public announcement of an Acquisition Proposal within five (5) Business Days (or ten (10) Business Days in the case of an Acquisition Proposal subject to clause (F) below) after Parent so requests in writing; or (F) make any recommendation in support of a tender or exchange offer that constitutes an Acquisition Proposal or fail to recommend against such a tender or exchange offer within ten (10) Business Days of the commencement (as such term is defined in Rule 14d-2 of the Exchange Act) thereof (any action described in clauses (A), (B), (C), (D), (E) or (F), a “Company Board Recommendation Change”); provided, however, that none of (1) a customary “stop, look and listen” communication by the Company Board (or a committee thereof) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); provided that the Company expressly confirms that the Company Board has not changed the Company Board Recommendation in such communication, (2) the determination by the Company Board (or a committee thereof), in and of itself, that an Acquisition Proposal constitutes a Superior Proposal or the taking of any other action permitted by Section 5.3(b); or (3) the delivery by the Company of any notice contemplated by Section 5.3(d) or any negotiations during the Notice Period in respect thereto will, in and of itself, constitute a Company Board Recommendation Change or a violation of this Section 5.3; or

(ii) cause or permit the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement.

(d) Company Board Recommendation Change; Entry into Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Requisite Stockholder Approval:

(i) the Company Board (or a committee thereof) may effect a Company Board Recommendation Change in response to an Intervening Event if the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law; provided, however, that the Company Board (or a committee thereof) shall not effect such a Company Board Recommendation Change unless:

(1) the Company has provided prior written notice to Parent at least five (5) Business Days in advance to the effect that the Company Board (or a committee thereof) intends to effect a Company Board Recommendation Change, which notice shall specify the basis for such Company Board Recommendation Change, including a reasonably detailed description of the facts and circumstances relating to such Intervening Event;

(2) prior to effecting such Company Board Recommendation Change, during such five (5) Business Day period, the Company has negotiated with Parent and its Representatives in good faith (to the extent that Parent requested to do so) to allow Parent to offer such adjustments to the terms and conditions of this Agreement and the Financing Letters in such a manner that would obviate the need to effect a Company Board Recommendation Change in response to such Intervening Event; and

(3) following such time period referred to in clause (2) above, the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisors and outside legal counsel, and taking into account any modifications to this Agreement and the Financing Letters proposed by Parent) that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law; or

(ii) if the Company has received a bona fide written Acquisition Proposal that was not the result of a breach of Section 5.3(a) that the Company Board has determined in good faith (after consultation with its financial advisors and outside legal counsel) constitutes a Superior Proposal, then the Company Board (or a committee thereof) may (A) effect a Company Board Recommendation Change with respect to such Superior Proposal; and/or (B) cause the Company to terminate this Agreement pursuant to Section 8.1(h) to enter into a definitive Alternative Acquisition Agreement with respect to such Superior Proposal substantially concurrently with the termination of this Agreement; provided, however, that the Company Board (or a committee thereof) shall not take any action described in the foregoing clauses (A) or (B) unless:

(1) the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law;

(2) the Company has complied in all material respects with its obligations pursuant to this Section 5.3 with respect to such Superior Proposal; and

(3) the Company has provided prior written notice to Parent five (5) Business Days in advance (the “Notice Period”) to the effect that the Company Board (or a committee thereof) (A) has received a Superior Proposal; and (B) intends to effect a Company Board Recommendation Change or to terminate this Agreement pursuant to this Section 5.3(d)(ii) absent any revision to the terms and conditions of this Agreement, which notice will identify the Person or Group making such Superior Proposal and include the material terms thereof and copies of all material relevant agreements relating to such Superior Proposal (it being understood that any revision or amendment to the financial or other material terms of such Superior Proposal shall be deemed to constitute a new Superior Proposal and shall require a new written notice and Notice Period); provided, however, that such new Notice Period shall be three (3) Business Days;

(4) during the Notice Period, the Company has negotiated with Parent and its Representatives in good faith (to the extent that Parent has requested to do so) to allow Parent to offer such adjustments to the terms and conditions of this Agreement and the Financing Letters in such a manner that would obviate the need to effect a Company Board Recommendation Change; and

(5) following the end of the Notice Period, the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisors and outside legal counsel, and taking into account any modifications to this Agreement and the Financing Letters proposed by Parent) that such Acquisition Proposal continues to be a Superior Proposal and the failure to take such action would be inconsistent with its fiduciary duties under applicable Law.

(e) Notice. From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will as promptly as reasonably practicable (and, in any event, within 24 hours) notify Parent if any Acquisition Proposal (or inquiries, offers or proposals, or any other effort or attempt, that could reasonably be expected to lead to an Acquisition Proposal) are received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or any of its Representatives. Such notice must include (i) the identity of the Person or Group of Persons making such inquiries, offers or proposals; (ii) a summary of the material terms and conditions of such inquiries, offers or proposals; and (iii) copies of any such offers or proposals and drafts of proposed letters of intent, memoranda of understanding, merger agreements, acquisition agreements or other Contracts related thereto provided to the Company or any of its Representatives. Thereafter, the Company must keep Parent reasonably informed, on a prompt basis, of the status and terms of any such inquiries, offers or proposals (including any amendments thereto) and the status of any such discussions or negotiations, including copies of any revised offers or proposals and copies of revised drafts of any letters of intent, memoranda of understanding, merger agreements, acquisition agreements or other Contracts related thereto provided to the Company or any of its Representatives.

(f) Certain Disclosures. Nothing contained in this Agreement will prohibit the Company or the Company Board (or a committee thereof) from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act, including a customary “stop, look and listen” communication by the Company Board (or a committee thereof) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); (ii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (iii) complying with the Company’s disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal; or (iv) making any disclosure to the Company Stockholders (including regarding the business, financial condition or results of operations of the Company and its Subsidiaries) if, in the good faith judgment of the Company Board (or any committee thereof), after consultation with outside legal counsel, the failure to do so would be inconsistent with its fiduciary duties under applicable

Law or violate any disclosure requirements under U.S. federal or state Law; provided that, in each case of (i), (ii), (iii) and (iv), the Company expressly confirms that the Company Board has not changed the Company Board Recommendation in such communication or disclosure and does not include any statement that itself would be a Company Board Recommendation Change.

5.4 No Control of the Other Party’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent or Merger Sub, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of Parent, Merger Sub and the Company shall exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.

ARTICLE VI

ADDITIONAL COVENANTS

6.1 Required Action and Forbearance; Efforts.

(a) Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, will use their respective reasonable best efforts (A) to take (or cause to be taken) all actions; (B) do (or cause to be done) all things; and (C) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable Law or otherwise to consummate and make effective, as promptly as practicable, the Merger and the other transactions contemplated hereby, including by:

(i) causing the conditions to the Merger set forth in Article VII to be satisfied;

(ii) (1) obtaining all consents, waivers, approvals, orders and authorizations from Governmental Authorities, and (2) making all registrations, declarations and filings with Governmental Authorities, in each case, that are necessary or advisable to consummate the Merger, including as set forth in Section 6.1(a)(ii) of the Company Disclosure Letter;

(iii) obtaining all consents, waivers and approvals and delivering all notifications pursuant to any Material Contracts (or, if reasonably requested by Parent, other Contracts) in connection with this Agreement and the consummation of the Merger; and

(iv) executing and delivering any Contracts and other instruments that are in each case reasonably necessary to consummate the Merger.

(b) No Failure to Take Necessary Action. In addition to the foregoing, subject to the terms and conditions of this Agreement, neither Parent or Merger Sub, on the one hand, nor the Company, on the other hand, will take any action, or fail to take any action, that is intended to or has (or would reasonably be expected to have) the effect of preventing, impairing, delaying or otherwise materially adversely affecting (i) the consummation of the Merger or (ii) the ability of such Party to perform its obligations pursuant to this Agreement. For the avoidance of doubt, no action by the Company taken in compliance with Section 5.3 will be considered a violation of this Section 6.1.

(c) No Consent Fee. Notwithstanding anything to the contrary set forth in this Section 6.1 or elsewhere in this Agreement, neither the Company nor any of its Subsidiaries will be required to agree (nor will it so agree to any material amount thereof without Parent’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed) to (i) the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments); (ii) the provision of additional security (including a guaranty); or (iii) material conditions or obligations, including amendments to existing material conditions and obligations, in each case, in connection with the Merger, including in connection with obtaining any consent pursuant to any Material Contract; provided that the Company shall, and shall cause its Subsidiaries to, agree to any of the foregoing payments, security, conditions or obligations if requested by Parent and effective only upon the consummation of the Merger.

(d) West Virginia Exemption. Within ten (10) Business Days following the date hereof, the Company shall cause REM Community Options, LLC and REM West Virginia, LLC to make filings for an exemption for a certificate of need from the applicable Governmental Authority of the State of West Virginia as a result of the transactions contemplated hereby, and Parent shall provide all information and cooperation as reasonably requested by the Company in connection with such filing and obtaining the foregoing exemption or other consents in lieu thereof.

(e) Antitrust Approvals. This Section 6.1 shall not apply to filings under Antitrust Laws, which shall be governed by the obligations set forth in Section 6.2.

6.2 Antitrust Filings.

(a) Filing Under the HSR Act. Each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company (and its Subsidiaries, if applicable), on the other hand, shall, to the extent required, file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the Merger as required by the HSR Act within ten (10) Business Days following the date of this Agreement, which shall request early termination of the HSR Act waiting period. Each of Parent and the Company shall (A) cooperate and coordinate (and shall cause its respective Affiliates and Subsidiaries, respectively, to cooperate and coordinate) with the other in the making of such filings; (B) supply the other (or cause to be supplied) with any information that may be reasonably required in order to make such filings; (C) as promptly as reasonably practicable supply (or cause the other to be supplied) any additional information that reasonably may be required or requested by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction in which any such filing is made; and (D) subject to Section 6.2(b), take (and cause its respective Affiliates or Subsidiaries, respectively, to take) all action necessary, proper or advisable to (1) cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act and any other Antitrust Laws applicable to this Agreement or the Merger; and (2) obtain any required approvals or consents pursuant to any Antitrust Laws applicable to this Agreement or the Merger, in each case as promptly as practicable and in any event prior to the Termination Date. Each of Parent and Merger Sub shall (and shall cause its respective Affiliates), on the one hand, and the Company shall (and shall cause its Subsidiaries), on the other hand, promptly inform the other of any material communication from any Governmental Authority regarding the Merger in connection with such filings. If any Party or any Affiliate thereof receives a request for additional information or documentary material from any Governmental Authority with respect to the Merger pursuant to the HSR Act or any similar request pursuant to any other Antitrust Laws applicable to the Merger, then such Party will make (or cause to be made), as promptly as reasonably practicable and after consultation with the other Parties, an appropriate response in compliance with such request.

(b) Antitrust Approvals. If and to the extent advisable and necessary to obtain the expiration or termination of the waiting period pursuant to the HSR Act and any other Antitrust Laws applicable to the Merger, or to obtain any consents or approvals pursuant to applicable Antitrust Laws, and in any event no later than three (3) Business Days prior to the Termination Date, each of Parent, Merger Sub and their respective Affiliates, if applicable, shall be required to (i) offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, (A) the sale, divestiture, license or other disposition of any and all of the capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, properties, products or businesses of the Company and its Subsidiaries, but not Parent and Merger Sub (and their respective Affiliates (including for purposes of this clause, portfolio companies of investment funds), if applicable); or (B) any other restrictions on the activities of the Company and its Subsidiaries, but not Parent and Merger Sub (and their respective Affiliates (including for purposes of this clause, portfolio companies of investment funds), if applicable); and (ii) contest, defend and/or appeal any Legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger.

(c) Cooperation. In furtherance and not in limitation of the foregoing, the Company, Parent and Merger Sub shall (and shall cause their respective Affiliates and Subsidiaries, respectively, to), subject to any restrictions under applicable Laws, keep the other parties apprised of the content and status of any material communications with or from any Governmental Authority with respect to the Merger, including (i) promptly notify the Parties of, and, if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any material communication received by such Person from a Governmental Authority in connection with the Merger and permit the other parties to review and discuss in advance (and to consider in good faith any comments made by the other parties in relation to) any proposed draft notifications, formal notifications, filing, submission or other material written communication (and any analyses, memoranda, white papers, presentations, correspondence or other documents submitted therewith) made in connection with the Merger to a Governmental Authority; (ii) keep the Parties reasonably informed with respect to the status of any such submissions and filings to any Governmental Authority in connection with the Merger and any developments, meetings or discussions with any Governmental Authority in respect thereof, including with respect to (A) the receipt of any non-action, action, clearance, consent, approval or waiver, (B) the expiration of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under applicable Laws and (D) the nature and status of any objections raised or proposed or threatened to be raised by any Governmental Authority with respect to the Merger; and (iii) not independently participate in any meeting, hearing, proceeding or discussions

(whether in person, by telephone or otherwise) with or before any Governmental Authority in respect of the Merger without giving the other Parties reasonable prior notice of such meeting or substantive discussions and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. Parent and Merger Sub will not, without the prior written consent of the Company, extend or offer or agree to extend any waiting period under the HSR Act or any other Antitrust Law, or enter into any agreement with any Governmental Authority related to this Agreement or the transactions contemplated by this Agreement. The Parties shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including under the HSR Act. However, each of the Company, Parent and Merger Sub may, as it deems advisable and necessary, reasonably designate any non-public information provided to any Governmental Authority as restricted to “outside counsel” only and any such information shall not be shared with employees, officers or directors or their equivalents of the other Party without approval of the Party providing the non-public information; provided, that each of the Company, Parent and Merger Sub may redact such information as necessary to (i) remove any valuation and related information, or (ii) address any contractual arrangements or reasonable attorney-client or other privilege or confidentiality concerns before sharing any information provided to any Governmental Authority with another Party on an “outside counsel” only basis.

(d) Other Actions. Each of Parent and Merger Sub agrees that, between the date hereof and the Closing, it shall not, and shall not permit any of its Affiliates (disregarding for this purpose the proviso in the definition thereof), if applicable, to, acquire or agree to acquire (by stock purchase, merger, consolidation, purchase of assets, license or otherwise) any ownership interest, assets or rights of any Person if such acquisition would reasonably be expected to materially increase the risk of not obtaining, or to result in any material delay in obtaining, the termination or expiration of the waiting period pursuant to the HSR Act or any other Antitrust Laws applicable to the Merger, or would otherwise reasonably be expected to prevent or delay the Merger in any material respect.

6.3 Proxy Statement and Other Required SEC Filings.

(a) Proxy Statement. As promptly as practical following the date of this Agreement (and in any event by January 23, 2019), the Company (with the assistance and cooperation of Parent and Merger Sub as reasonably requested by the Company) shall prepare and file with the SEC a preliminary proxy statement (as amended or supplemented, the “Proxy Statement”) relating to the Company Stockholder Meeting. Subject to Section 5.3, the Company shall include the Company Board Recommendation in the Proxy Statement.

(b) Other Required Company Filing. If the Company determines that it is required to file any document other than the Proxy Statement with the SEC in connection with the Merger pursuant to applicable Law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company (with the assistance and cooperation of Parent and Merger Sub as reasonably requested by the Company) shall promptly prepare and file such Other Required Company Filing with the SEC. The Company shall use its reasonable best efforts to cause the Proxy Statement and any Other Required Company Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and NYSE. The Company may not file the Proxy Statement or any Other Required Company Filing (including any amendments to any such filings, but excluding amendments that may be deemed made by incorporation by reference through filings by the Company unrelated to this Agreement or any of the transactions contemplated hereby) with the SEC without providing Parent and its counsel with a reasonable opportunity to review and comment thereon, and the Company shall give good faith consideration to any comments made by Parent and its counsel.

(c) Furnishing Information. Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall furnish all information concerning it and its Affiliates, if applicable, as the other Party may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement and any Other Required Company Filing. The Company shall ensure that the Proxy Statement and any Other Required Company Filing will not, on the date it is first mailed to stockholders of the Company and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, the Company assumes no responsibility with respect to information supplied in writing by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement. If at any time prior to the Company Stockholder Meeting any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates should be discovered by the Company, on the one hand, or Parent or Merger Sub, on the other hand, that should be set forth in an amendment or supplement to the Proxy Statement or any Other Required Company Filing, as the case may be, so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Party that discovers such information shall promptly notify the other, and an appropriate amendment or supplement to such filing describing such information shall be promptly prepared and filed with the SEC by the appropriate Party and, to the extent required by applicable Law or the SEC or its staff, disseminated to the Company Stockholders.

(d) Consultation Prior to Certain Communications. The Company, on the one hand, and Parent, Merger Sub and their respective Affiliates, on the other hand, may not communicate in writing with the SEC or its staff with respect to the Proxy Statement or any Other Required Company Filing (including with respect to any of the matters described in clauses (i), (ii) and (iii) of Section 5.3(d)(ii) below), as the case may be, without providing the other with a reasonable opportunity to review and comment on such written communication, and such Party shall give good faith consideration to any comments made by the other Party and its counsel.

(e) Notices. The Company, on the one hand, and Parent and Merger Sub, on the other hand, shall advise the other, promptly after it receives notice thereof, of any receipt of a request by the SEC or its staff for (i) any amendment or revisions to the Proxy Statement or any Other Required Company Filing, as the case may be; (ii) any receipt of comments from the SEC or its staff on the Proxy Statement or any Other Required Company Filing, as the case may be; or (iii) any receipt of a request by the SEC or its staff for additional information in connection therewith. The Company shall use reasonable best efforts to resolve all SEC comments as promptly as practicable.

(f) Dissemination of Proxy Statement. Subject to applicable Law, the Company shall use its reasonable best efforts to cause the Proxy Statement to be disseminated to the Company Stockholders as promptly as reasonably practicable following the filing thereof with the SEC and confirmation from the SEC that it will not review, or that it has completed its review of, the Proxy Statement (or as promptly as reasonably practicable following the tenth (10th) calendar day immediately following the date of filing of the preliminary Proxy Statement with the SEC if the Company is not contacted by the SEC during such 10-day period).

6.4 Company Stockholder Meeting.

(a) Call of Company Stockholder Meeting. Subject to the provisions of this Agreement, and in consultation with Parent, the Company will take all action necessary in accordance with the DGCL, the Company’s Organizational Documents and the rules and regulations of the NYSE to establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholder Meeting”) as promptly as reasonably practicable following the mailing of the Proxy Statement to the Company Stockholders for the purpose of obtaining the Requisite Stockholder Approval. The Company and Parent agree to cooperate in good faith to establish a timeline for holding the Company Stockholder Meeting as expeditiously as reasonably possible after the date of this Agreement. For the avoidance of doubt, the Company shall cause the adoption of the Merger Agreement to be submitted to a vote of its stockholders at the Company Stockholder Meeting notwithstanding any Company Board Recommendation Change, unless such Company Board Recommendation Change is with respect to a Superior Proposal and this Agreement is terminated pursuant to Section 8.1(h).

(b) Adjournment of Company Stockholder Meeting. The Company shall not change the date of, postpone or adjourn the Company Stockholder Meeting without the prior written consent of Parent. Notwithstanding anything to the contrary in this Agreement, nothing will prevent the Company from postponing or adjourning the Company Stockholder Meeting, and the Company shall postpone or adjourn the Company Stockholder Meeting if requested by Parent, in either case, (i) to allow additional solicitation of votes in order to obtain the Requisite Stockholder Approval; (ii) if there are insufficient shares of the Company Common Stock present or represented by proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting; or (iii) the Company reasonably determines (after consultation with outside counsel) that the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable Law or a request from the SEC or its staff, including to the extent that such postponement or adjournment of the Company Stockholder Meeting is required by applicable Law or the SEC or its staff in order to give the Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent to the Company Stockholders or otherwise made available to the Company Stockholders (including in connection with any Company Board Recommendation Change); provided that, in the case of the foregoing clauses (i) and (ii), and unless there has been a Company Board Recommendation Change, the Company shall use its reasonable best efforts to solicit such additional proxies (or the presence in person of the Company Stockholders) as expeditiously as reasonably possible; and provided further that, in the case of each of the foregoing clauses (i) through (iii), the Company shall consult with Parent prior to making such adjournment or postponement and shall make such adjournment or postponement for the minimum amount of time that may be reasonably required, as determined by the Company in good faith after consultation with Parent.

6.5 Financing.

(a) No Amendments to Debt Commitment Letter. Subject to the terms and conditions of this Agreement, Parent will not permit any early termination, amendment or modification or replacement to be made to or of, or any waiver or replacement of any provision or remedy pursuant to or of, the Debt Commitment Letter if such amendment, modification or replacement or waiver would, or would reasonably be expected to, (i) reduce the aggregate committed amount of the Debt Financing, to be available on the Closing to satisfy the Financing Uses, unless the Equity Financing is increased by an equivalent amount; (ii) impose new or additional conditions or other terms or otherwise expand, amend or modify any of the conditions to the receipt of the Financing or any other terms to the Financing in a manner that would reasonably be expected to (A) delay or prevent the Closing Date; or (B) make the timely funding of the Debt Financing, or the satisfaction of the conditions to obtaining the Debt Financing, less likely to occur in any respect; or (iii) adversely impact the ability of Parent or Merger Sub to enforce its rights against the other Parties to the Debt Commitment Letter or, if applicable, the definitive agreements with respect thereto. Any reference in this Agreement to (1) the “Financing” will include the financing contemplated by the Debt Commitment Letter as amended, modified, waived or replaced to the extent permitted hereunder; and (2) “Equity Commitment Letter,” “Debt Commitment Letter” or “Financing Letters” will include such documents as amended, modified, waived or replaced to the extent permitted hereunder.

(b) Taking of Necessary Actions. Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub will use its respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to arrange and obtain at Closing the Financing on the terms and conditions (including to the extent required, the full valid exercise of any flex provisions) described in the Financing Letters and any related Fee Letter or on such other terms that are not prohibited by Section 6.5(a), including using its reasonable best efforts to (i) maintain in effect the Financing Letters in accordance with the terms and subject to the conditions thereof; (ii) negotiate, and on the Closing Date, execute and deliver definitive agreements with respect to the Debt Financing contemplated by the Debt Commitment Letter on the terms and conditions (including the flex provisions) contemplated by the Debt Commitment Letter and related Fee Letter or other terms which are not prohibited by Section 6.5(a); (iii) taking into account the timing of the Marketing Period and the requirements of Section 2.3, satisfy on a timely basis all conditions to funding that are applicable to Parent in the Debt Commitment Letter and in the Equity Commitment Letter; (iv) consummate the Financing at the Closing, including using commercially reasonable efforts to cause the Financing Sources to fund the Financing at the Closing assuming the conditions in Section 7.1 and Section 7.2 have been satisfied (except those that by their nature can only be satisfied on or prior to the Closing Date); and (v) comply with its obligations in all material respects pursuant to the Financing Letters. Parent and Merger Sub will fully pay, or cause to be fully paid, all commitment or other fees arising pursuant to the Financing Letters as and when they become due assuming the conditions in Section 7.1 and Section 7.2 have been satisfied (except those that by their nature can only be satisfied after giving effect to the Effective Time or the receipt of proceeds from the funding of the Debt Financing).

(c) Information. To the extent reasonably requested from time to time by the Company, Parent shall keep the Company informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Debt Financing. Without limiting the generality of the foregoing, Parent and Merger Sub must give the Company prompt notice (A) of any material breach (or written threatened breach) or material default (or any event or circumstance that, with notice or lapse of time or both, could reasonably be expected to give rise to any material breach or material default) by any party to the Financing Letters or, if applicable, definitive agreements related to the Financing; (B) of the receipt by Parent or Merger Sub of any written notice or written communication from any Financing Source with respect to any (1) actual or threatened material breach, material default, early termination or repudiation by any party to the Financing Letters or, if applicable, any definitive agreements related to the Financing of any provisions of the Financing Letters or, if applicable, such definitive agreements; or (2) dispute or disagreement between or among any parties to the Financing Letters or any definitive agreements related to the Financing (but excluding, for the avoidance of doubt, any ordinary course negotiation with respect to the terms of the Debt Financing or Alternate Debt Financing); and (C) if for any reason Parent or Merger Sub at any time reasonably believes that it will not be able to obtain at or prior to Closing all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Financing Letters or, if applicable, any definitive agreements related to the Financing. Parent must provide any information in its possession reasonably requested by the Company relating to any of the circumstances referred to in the previous sentence as soon as reasonably practical (but in any event with two (2) Business Days) after the date that the Company delivers a written request therefor to Parent; provided that, in no event shall Parent be under any obligation to deliver or disclose any information that could reasonably be expected to waive the protection of attorney-client protection or similar privilege.

(d) Alternate Debt Financing. If any portion of the Debt Financing becomes unavailable on the terms and conditions (including the flex provisions) contemplated in the Debt Commitment Letter and the Fee Letter, Parent will use its reasonable best efforts to arrange, as promptly as practicable following the occurrence of such event, to (i) obtain alternative financing from alternative sources on conditions not less favorable in any respect to Parent and Merger Sub than those contained in the Debt Commitment Letters and the related Fee Letter in an amount sufficient, when added to the portion of the Financing that is available, to pay all Financing Uses (the “Alternate Debt Financing”); and (ii) obtain one or more new financing commitment letters with respect to such Alternate Debt Financing (the “New Debt Commitment Letters”), which new letters will replace the existing Debt Commitment Letters in whole or in part. Parent will promptly provide a copy of any New Debt Commitment Letters (and any fee letter in connection therewith, which may be redacted so long as no redaction covers terms that would adversely affect the aggregate principal amount committed under the Debt Commitment Letters, conditionality, availability or termination of the Alternate Debt Financing) to the Company. In the event that any New Debt Commitment Letters are obtained, (A) any reference in this Agreement to the “Debt Commitment Letters” will be deemed to include the Debt Commitment Letters to the extent not superseded by a New Debt Commitment

Letter at the time in question and any New Debt Commitment Letters to the extent then in effect; and (B) any reference in this Agreement to the “Debt Financing” means the debt financing contemplated by the Debt Commitment Letters as modified pursuant to the foregoing. Notwithstanding anything to the contrary in this Agreement, nothing contained in this Section 6.5 shall require, and in no event shall the reasonable best efforts of Parent be deemed or construed to require, Parent to (x) pay any fees or agree to pay any interest rate amounts, in either case, in excess of those contemplated by the Debt Commitment Letter as in effect on the date hereof (taking into account any “market flex” provisions contained therein) or to consummate the Debt Financing prior to the date as is required pursuant to Section 2.3 (taking into account the timing of the Marketing Period) or (y) seek or obtain equity financing in excess of the amount provided for in, or form a Person other than the counterparties to, the Equity Commitment Letter as in effect on the date hereof.

(e) No Financing Condition. Parent and Merger Sub each acknowledge and agree that obtaining the Financing is not a condition to the Closing, but without limiting the Company’s obligations under Section 6.6. If the Financing has not been obtained, Parent and Merger Sub will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Article VII, to consummate the Merger.

6.6 Financing Cooperation.

(a) Cooperation. Prior to the Effective Time, the Company will use its reasonable best efforts to, and will use reasonable best efforts to cause each of its Subsidiaries and its and their respective officers, directors, managers, and employees to use their respective reasonable best efforts and shall use reasonable best efforts to direct its and its Subsidiaries’ respective accountants, advisors and other Representatives to, provide Parent with all cooperation reasonably requested by Parent to assist it in causing the conditions in the Debt Commitment Letters to be satisfied or as is otherwise reasonably requested by Parent in connection with the Debt Financing, including:

(i) participating in, and use reasonable best efforts to cause senior members of management to participate in, a reasonable number of meetings, presentations, due diligence sessions, and sessions with rating agencies;

(ii) assisting Parent and the Debt Financing Sources with, and using reasonable best efforts to cause senior members of management to assist with, the timely preparation of customary rating agency presentations, bank information memoranda related lender presentations and similar documents (including (1) an additional bank information memorandum that does not include material non-public information with respect to the Company and its Subsidiaries and (2) customary authorization and representation letters contemplated by the Debt Commitment Letter), customary pro forma financial statements as required under clause 6 of Exhibit D of the Debt Commitment Letter (which shall be limited to assisting in the preparation of (but not preparing) such pro forma financial statements), and other customary marketing materials reasonably required in connection with the Debt Financing;

(iii) assisting Parent in connection with the preparation of, and executing and delivering, any pledge, security and other definitive financing documents (including the preparation of schedules thereto) and other Closing certificates, consents and resolutions (including a certificate of the chief financial officer of or person performing similar functions for the Company with respect to solvency matters substantially in the form attached to the Debt Commitment Letter), as may be reasonably requested by Parent or the Debt Financing Sources, in connection with the Debt Financing and to facilitate the pledging and perfection of security interests in the collateral); provided that (A) none of the documents or certificates (other than the authorization and representation letters referred to above) shall be required to be executed and/or delivered prior to the Effective Time except in connection with the Closing and (B) the effectiveness thereof shall be conditioned upon, or become operative upon, the occurrence of the Closing;

(iv) furnishing Parent and the Debt Financing Sources, as promptly as practicable, with (A) the financial statements required to be delivered pursuant to paragraph 5 of Exhibit D to the Debt Commitment Letter (such financial information, the “Required Financing Information”) and (B) all other customary and readily available pertinent information regarding the Company and its Subsidiaries customarily required in connection with the Debt Financing regarding the Company and its Subsidiaries reasonably requested to be used in connection with the Debt Financing;

(v) provide drafts of the payoff letters and giving (by the date required under the agreements governing such Indebtedness) any necessary notices (including notices of prepayment), to allow for the prepayment, payoff, discharge and termination in full at the Closing of all Indebtedness required by this Agreement to be repaid on the Closing Date; and

(vi) at least three (3) Business Days prior to the Closing Date, provide Parent all documentation and other information with respect to the Closing and its Subsidiaries as shall have been reasonably requested at least ten (10) Business Days prior to the Closing Date and that is required in connection with the Debt Financing by regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act and including, if the Company and/or any of its Subsidiaries qualify as “legal entity customers” under the Beneficial Ownership Regulation, a Beneficial Ownership Certificate (each as defined in the Debt Commitment Letter).

(b) Obligations of the Company. Nothing in this Section 6.6 will require the Company or any of its Subsidiaries to (i) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Effective Time for which it has not received prior reimbursement; (ii) enter into any definitive agreement that is not contingent upon the Closing; (iii) give any indemnities that are effective prior to the Effective Time; (iv) take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business or the Company and its Subsidiaries; (v) take any action that could reasonably be expected to result in a contravention of, violation or breach of, or default under, the Agreement, any Organizational Document, material Contract or any applicable Law; or (vi) provide access to or disclose information which would result in waiving any attorney-client privilege or breach of any confidentiality obligation (not entered into in contemplation of this Agreement) in any Material Contract; provided, however, that the Company shall inform Parent of the general nature of the information being withheld. In addition, none of the Company, its Subsidiaries or any of their respective directors, officers or employees or other Representatives shall be required to execute, deliver or enter into, or perform or take any action pursuant to any agreement, arrangement, document or instrument relating to the Debt Financing (other than the authorization and representation letters referred to above) that is not contingent upon the Closing or that would be effective prior to the Effective Time, the directors and managers of the Company and its Subsidiaries shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained unless Parent shall have determined that such directors and managers are to remain as directors and managers of the Company and its Subsidiaries on and after the Effective Time and such resolutions are contingent upon the occurrence of, or only effective as of, the Effective Time and any bank information memoranda and high yield offering prospectuses or memoranda required in relation to the Debt Financing will contain disclosure and financial statements reflecting the Surviving Corporation as the obligor. Nothing in this Section 6.6 will require (1) any Representative of the Company or any of its Subsidiaries to deliver any certificate or opinion or take any other action under this Section 6.6 that could reasonably be expected to result in personal liability to such Representative; or (2) the Company Board to approve any financing or Contracts related thereto. Notwithstanding anything to the contrary contained in this Agreement, the Company shall be deemed to have complied with Section 6.6(a) for all purposes of this Agreement (including Article V, Article VI and Article VII) unless the Debt Financing has not been obtained primarily as a result of the Company’s Willful and Material Breach of its obligations under Section 6.6(a). The Parties hereto acknowledge that this Section 6.6 represents the sole obligation of the Company, its Subsidiaries and Affiliates and their respective officers, directors, employees and other Representatives with respect to the cooperation in connection with the Financing and no other provision of the Agreement (including exhibits and schedules) shall be deemed to expand or modify such obligations.

(c) Use of Logos. The Company hereby consents to the use of its and its Subsidiaries’ logos in a form and manner reasonably acceptable to the Company in connection with the Debt Financing so long as such logos are used solely in a manner that is not intended or likely to, and will not, harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and all goodwill arising from the use thereof shall inure to the Company.

(d) Confidentiality. All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Agreement shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub will be permitted to disclose such information to any financing sources or prospective financing sources and other financial institutions and investors that are or may become parties to the Debt Financing in connection with the Debt Financing (and, in each case, to their respective counsel and auditors), subject to the terms of the Confidentiality Agreement.

(e) Reimbursement. Promptly upon request by the Company, Parent will reimburse the Company for any out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Company, its Subsidiaries or any of their Representatives in connection with the cooperation of the Company, its Subsidiaries and their Representatives contemplated by this Section 6.6.

(f) Indemnification. The Company, its Subsidiaries and their respective Representatives shall be indemnified and held harmless by Parent from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with their cooperation in arranging the Financing pursuant to this Agreement or the provision of information utilized in connection therewith, other than to the extent any of the foregoing was suffered or incurred as a result of the gross negligence or willful misconduct of the Company, one of its Subsidiaries or such other related parties as determined by a court of competent jurisdiction in a final and non-appealable order. Parent’s obligations pursuant to Section 6.6(e) and this Section 6.6(f) are referred to collectively as the “Reimbursement Obligations”.

(g) No Exclusive Arrangements. In no event will Guarantor, Parent, Merger Sub or any of their respective Affiliates (which for this purpose will be deemed to include each direct investor in Parent or Merger Sub and the financing sources or potential financing sources of Parent, Merger Sub and such investors) enter into any Contract prohibiting or seeking to prohibit any bank, investment bank or other potential provider of debt or equity financing from providing or seeking to provide debt or equity financing or financial advisory services to any Person, in each case in connection with a transaction relating to the Company or any of its Subsidiaries or in connection with the Merger.

6.7 Anti-Takeover Laws. The Company and the Company Board shall (a) take all actions within their power to ensure that no “anti-takeover” statute or similar statute or regulation is or becomes applicable to this Agreement, the Voting Agreement, the Merger or any other transaction contemplated by this Agreement; and (b) if any “anti-takeover” statute or similar statute or regulation becomes applicable to this Agreement, the Voting Agreement, the Merger or any other transaction contemplated by this Agreement, take all action within their power to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and such other transactions contemplated hereby.

6.8 Access. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall afford Parent and its Representatives (including its Financing Sources) reasonable access, consistent with applicable Law, during normal business hours, upon reasonable advance request provided in writing to the General Counsel of the Company, or another Person designated in writing by the Company, to the properties, books and records and personnel of the Company, and shall make available to Parent and its Representatives (including its Financing Sources), all other information, agreements and documents concerning its business, properties and personnel as Parent and its Representatives (including its Financing Sources) may reasonably request in connection with the transactions contemplated by this Agreement, except that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any Contract in effect as of the date hereof or applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information; (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; (c) access to a

Contract to which the Company or any of its Subsidiaries is a party or otherwise bound as of the date hereof would violate or cause a default pursuant to, or give a third Person the right to terminate or accelerate the rights pursuant to, such Contract; or (d) access would result in the disclosure of any trade secrets of third Persons; provided that the Parties shall collaborate in good faith to make alternative arrangements to allow for such access or disclosure in a manner that does not result in the events set forth in clauses (a), (b), (c) or (d) above. Nothing in this Section 6.8 shall be construed to require the Company, any of its Subsidiaries or any of their respective Representatives to prepare any reports, analyses, appraisals, opinions or other information. Any investigation conducted pursuant to the access contemplated by this Section 6.8 shall be conducted in a manner that (i) does not unreasonably interfere or otherwise result in any significant interference with the prompt and timely discharge by officers, employees and other authorized Representatives of the Company or any of its Subsidiaries of their normal duties, or (ii) create a risk of damage or destruction to any property or assets of the Company or its Subsidiaries. Any access to the properties of the Company and its Subsidiaries will be subject to the Company’s reasonable security measures and will not include the right to perform invasive testing. The terms and conditions of the Confidentiality Agreement will apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.8.

6.9 Section 16(b) Exemption. Prior to the Effective Time, the Company shall take all such actions as may be reasonably necessary or advisable hereto to cause the Merger, and any dispositions of equity securities of the Company (including derivative securities) in connection with the Merger by each individual who is a director or executive officer of the Company, to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.

6.10 Directors’ and Officers’ Exculpation, Indemnification and Insurance.

(a) Indemnified Persons. The Surviving Corporation and its Subsidiaries shall, and Parent shall cause the Surviving Corporation and its Subsidiaries to, honor and fulfill the obligations of the Company and any of its Subsidiaries pursuant to any written indemnification agreements that have been made available to Parent between the Company and any of its Subsidiaries, on the one hand, and any of their respective current or former directors or officers, on the other hand (collectively, the “Indemnified Persons”). In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the Organizational Documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Organizational Documents of the Company or such Subsidiary, as applicable, as of the date of this Agreement. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any adverse manner except as required by applicable Law.

(b) Indemnification Obligation. Without limiting the generality of the provisions of Section 6.10(a), during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify and hold harmless, to the fullest extent permitted by applicable Law or pursuant to any indemnification agreements with the Company and any of its Subsidiaries in effect on the date of this Agreement, which have been made available to Parent, each Indemnified Person from and against any reasonable costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, penalties, fines, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, to the extent that such Legal Proceeding arises out of (i) the fact that an Indemnified Person is or was a director or officer of the Company or such Subsidiary or Affiliate, or (ii) any action or omission, or alleged action or omission, in such Indemnified Person’s capacity as a director or officer of the Company or any of its Subsidiaries or other Affiliates, including in connection with the Merger or taken at the request of the Company or such Subsidiary or Affiliate (including in connection with serving at the request of the Company or such Subsidiary or Affiliate as a director, officer, employee, agent, trustee or fiduciary of another Person (including any employee benefit plan), regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the Effective Time, except that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification pursuant to this Section 6.10(b), then the claim asserted in such notice will survive the sixth anniversary of the Effective Time until such claim is fully and finally resolved. In the event of any such Legal Proceeding, the Surviving Corporation shall advance all reasonable fees and expenses (including reasonable fees and expenses of any counsel, which counsel will be reasonably acceptable to the Surviving Corporation) as incurred by an Indemnified Person in the defense of such Legal Proceeding. Such advancement shall be subject to a written undertaking by such Indemnified Person to promptly repay all such advances in the event that it is finally determined that such Indemnified Person is not entitled to indemnification pursuant to this Section 6.10(b). Notwithstanding anything to the contrary in this Agreement, none of Parent, the Surviving Corporation nor any of their respective Affiliates shall settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any Legal Proceeding for which indemnification may be sought by an Indemnified Person pursuant to this Agreement unless such settlement, compromise, consent or termination includes a full release of all Indemnified Persons from all liability arising out of such Legal Proceeding. Any determination made with respect to whether the conduct of any Indemnified Person complies or complied with any applicable standard for indemnification will be made by independent legal counsel selected by the Surviving Corporation (which counsel will be reasonably acceptable to such Indemnified Person), the fees and expenses of which shall be paid by the Surviving Corporation.

(c) D&O Insurance. For six years after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, maintain officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided, however, that in satisfying its obligation under this Section 6.11(c), neither Parent nor the Surviving Corporation shall be obligated to pay annual premiums in excess of 300% of the amount per annum the Company paid in its last full fiscal year prior to the date hereof (the “Current Premium”) and if such premiums for such insurance would at any time exceed 300% of the amount paid by the Company for the D&O Insurance for its last full policy period, then the Surviving Corporation shall cause to be maintained policies of insurance that, in the Surviving Corporation’s good faith judgment, provide the maximum coverage available at an annual premium equal to 300% of the amount paid by the Company for the D&O Insurance for its last full policy period. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid “tail” or “runoff” policies have been obtained by the Company prior to the Effective Time, which policies provide such Persons currently covered by such policies with coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including in respect of the transactions contemplated by this Agreement; provided, however, that the amount paid for such prepaid policies does not exceed 300% of the Current Premium. If such prepaid policies have been obtained prior to the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such policies in full force and effect for their full term, and continue to honor the obligations thereunder.

(d) Successors and Assigns. If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or Surviving Corporation or entity in such consolidation or merger; or (ii) transfers or conveys all or substantially all of its assets to any Person, then proper provisions will be made so that the successors and assigns of Parent, the Surviving Corporation or any of their respective successors or assigns shall assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.10.

(e) No Impairment. The obligations set forth in this Section 6.10 may not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other Person who is an insured pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.10(c), but only with respect to Section 6.10(c)) and their heirs and representatives without the prior written consent of such affected Indemnified Person or other Person. Each of the Indemnified Persons (or any other Person who is an insured pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.10(c), but only with respect to Section 6.10(c)) and their heirs and representatives is intended to be third party beneficiaries of this Section 6.10, with full rights of enforcement as if a Party. The rights of the Indemnified Persons and their heirs and representatives pursuant to this Section 6.10 will be in addition to, and not in substitution for, any other rights that such Indemnified Persons may have pursuant to (i) the Company’s Organizational Documents; (ii) the Organizational Documents of the Subsidiaries of the Company; (iii) any and all written indemnification agreements entered into with the Company or any of its Subsidiaries; or (iv) applicable Law (whether at Law or in equity).

(f) Joint and Several Obligations. The obligations of the Surviving Corporation, Parent and their respective Subsidiaries pursuant to this Section 6.10 will be joint and several.

(g) Other Claims. Nothing in this Agreement is intended to, or will be construed to, release, waive or impair any rights to directors’ and officers’ insurance claims pursuant to any applicable insurance policy or indemnification agreement that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors or officers, it being understood and agreed that the indemnification provided for in this Section 6.10 is not prior to or in substitution for any such claims pursuant to such policies or agreements.

6.11 Employee Matters.

(a) Acknowledgement. Parent hereby acknowledges and agrees that a “change of control” (or similar phrase) within the meaning of each of the Employee Plans, as applicable, listed in Section 3.19(a) of the Company Disclosure Letter, will occur as of the Effective Time.

(b) Existing Arrangements. From and after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) honor all of the Employee Plans and compensation and severance arrangements, in each case as listed in Section 3.19(a) of the Company Disclosure Letter, in accordance with their terms as in effect immediately prior to the Effective Time. Notwithstanding the foregoing, nothing will prohibit the Surviving Corporation from amending or terminating any such Employee Plans or compensation or severance arrangements in accordance with their terms or if otherwise required pursuant to applicable Law.

(c) Employment; Benefits. For a period of one (1) year following the Effective Time (the “Continuation Period”), the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the Continuing Employees to be provided with (i) base salary or wages that are no less favorable in the aggregate than such Continuing Employees’ base salary or wages immediately prior to the Closing, (ii) annual target incentive opportunities that are no less favorable in the aggregate to those provided to such Continuing Employees immediately prior to the Closing, and (iii) other compensation and benefits (excluding equity-based compensation and any pension, post-retirement or deferred compensation benefits) that are substantially comparable in the aggregate to those provided to such Continuing Employees immediately prior to the Closing, excluding equity based compensation and any pension, post retirement and deferred compensation benefits.

(d) New Plans. To the extent that an Employee Plan is made available to any Continuing Employee at or after the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to), to the extent allowed under applicable Law cause to be granted to such Continuing Employee credit for all service with the Company and its Subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation or paid time-off accrual and severance pay entitlement), except that such service shall not be credited to the extent that it would result in duplication of coverage or benefits. In addition, and without limiting the generality of the foregoing, (i) each Continuing Employee will be immediately eligible to participate, without any waiting period, in any and all employee benefit or compensation plans sponsored by the Surviving Corporation and its Subsidiaries (other than the Employee Plans) (such plans, the “New Plans”) to the extent that coverage pursuant to any such New Plan replaces coverage pursuant to a comparable Employee Plan in which such Continuing Employee participates immediately before the Effective Time (such plans, the “Old Plans”); (ii) for purposes of each

New Plan providing life insurance, medical, dental, pharmaceutical, vision or disability benefits to any Continuing Employee, the Surviving Corporation shall cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents to the same extents such requirements were waived or satisfied under the comparable Old Plan, and the Surviving Corporation shall cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date that such Continuing Employee’s participation in the corresponding New Plan begins to be given full credit pursuant to such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan; and (iii) credit the accounts of such Continuing Employees pursuant to any New Plan that is a flexible spending plan with any unused balance in the account of such Continuing Employee. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time will be credited to such Continuing Employee following the Effective Time, and will not be subject to accrual limits or other forfeiture and shall not limit future accruals.

(e) No Third Party Beneficiary Rights. Notwithstanding anything to the contrary set forth in this Agreement, this Section 6.11 will not be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries to terminate any Continuing Employee for any reason; (ii) subject to the limitations and requirements specifically set forth in this Section 6.11, require Parent, the Surviving Corporation or any of their respective Subsidiaries to continue any Employee Plan or New Plan or prevent the amendment, modification or termination thereof after the Effective Time; or (iii) create any third party beneficiary rights in any Person.

6.12 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations pursuant to this Agreement and to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement. Upon the terms and subject to the conditions set forth in this Agreement, Parent and Merger Sub shall be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement.

6.13 Public Statements and Disclosure. The initial press release with respect to the execution and delivery of this Agreement and the Merger shall be a joint press release reasonably acceptable to the Company and Parent. Thereafter the Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements (including any general communications to employees, customers, partners or vendors) with respect to this Agreement or any of the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other parties hereto, which consent shall not be unreasonably withheld, delayed or conditioned; provided that (i) a Party hereto may, without the prior consent of the other Parties hereto, issue such press release or make such public statement as may be required by applicable Law or Order or the applicable rules of the NYSE if it has used its commercially reasonable efforts to consult with the other Parties hereto and to obtain such Party’s consent but has been unable to do so prior to the time such press release or public statement is so required to be issued or made, (ii) the Company will not be obligated to engage in such consultation with respect to general communications that are (1) principally directed to employees, customers, partners or vendors so long as such communications are consistent with previous releases, public disclosures or public statements jointly by the Parties (or individually, if approved the other Party), or (2) relating to an Acquisition Proposal, Company Board Recommendation Change effected in accordance with Section 5.3 or “stop-look-and-listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act and permitted by Section 5.3.

6.14 Transaction Litigation. Prior to the Effective Time, each Party will (a) provide the other Parties with prompt notice of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep such other Parties reasonably informed with respect to the status thereof; (b) give the other Parties the opportunity to participate in (but not control) the defense, settlement or prosecution of any Transaction Litigation; and (c) consult with the other Parties with respect to the defense, settlement and prosecution of any Transaction Litigation. Prior to the Effective Time, no Party may compromise or settle, or agree to compromise or settle, any Transaction Litigation unless the other Parties have consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed). For purposes of this Section 6.14, “participate” means that (i) Parent shall be kept apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation by the Party receiving notice of Transaction Litigation (to the extent that the attorney-client privilege between such Party and its counsel is not undermined or otherwise affected), and (ii) may offer comments or suggestions with respect to such Transaction Litigation (which comments and suggestions shall be considered in good faith) but will not be afforded any decision-making power or other authority over such Transaction Litigation except for the settlement or compromise consent set forth above.

6.15 Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law and the rules and regulations of NYSE to cause (a) the delisting of the Company Common Stock from NYSE as promptly as practicable after the Effective Time; and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.

6.16 Credit Agreement. At or prior to the Effective Time, Parent will provide (or cause to be provided) to the Company funds in an amount equal to the amount necessary for the Company to repay and discharge in full all amounts outstanding pursuant to the terms of the Credit Agreement.

6.17 Parent Vote. Promptly following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, shall execute and deliver to Merger Sub and the Company a written consent adopting this Agreement in accordance with the DGCL.

6.18 Advice of Changes. Each of the Company and Parent shall promptly notify the other Party of any change, condition, facts or event of which it becomes aware that has resulted or would reasonably be expected to result in any failure of a condition set forth in Article VII hereof; provided, however, that no such notification shall affect any of the representations, warranties, covenants, rights or remedies of the Parties hereunder.

6.19 Director Resignations. Prior to the Closing, the Company shall use its reasonable best efforts to deliver to Parent resignations executed by each director of the Company in office immediately prior to the Effective Time, which resignations shall be effective at the Effective Time.

6.20 Additional Agreements. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or Merger Sub, then the proper officers and directors of each Party shall use their reasonable best efforts to take such action.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction (or waiver by Parent and the Company where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions:

(a) Requisite Stockholder Approval. The Company’s receipt of the Requisite Stockholder Approval.

(b) HSR Act. The waiting periods (and any extensions thereof), if any, applicable to the Merger pursuant to the HSR Act will have expired or otherwise been terminated.

(c) No Prohibitive Laws or Injunctions. No Law, temporary restraining order, preliminary or permanent injunction issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger will be in effect, and no statute, rule, regulation or order will have been enacted, entered, enforced or deemed applicable to the Merger, that in each case prohibits, makes illegal, or enjoins the consummation of the Merger.

7.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Parent:

(a) Representations and Warranties.

(i) Other than the representations and warranties listed in Sections 7.2(a)(ii) and 7.2(a)(iii), the representations and warranties of the Company set forth in Article III shall have been true and correct on the date hereof and shall be true and correct as of the Closing Date as if made at and as of the Closing Date (in each case except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein, except for such failures to be true and correct that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(ii) The representations and warranties set forth in Section 3.1 (other than the second to last sentence thereof), Section 3.2, Section 3.3, Section 3.4, Section 3.6(a) and Section 3.8(d) shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing Date as if made at and as of the Closing Date (in each case except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date) without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein.

(iii) The representations and warranties set forth in (A) Section 3.8(a), Section 3.8(b) and Section 3.8(c) shall have been true and correct as of the date hereof and shall be true and correct as of the Closing Date as if made at and as of the Closing Date (in each case except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except for such failures to be true and correct that would not, individually or in the aggregate, increase the aggregate consideration payable pursuant to this Agreement by more than a de minimis amount, and (B) the second sentence of Section 3.13 shall have been true and correct in all respects as of the date hereof.

(b) Performance of Obligations of the Company. The Company shall have performed and complied in all material respects with the covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.

(c) Officer’s Certificate. Parent and Merger Sub shall have received a certificate of the Company, dated as of the Closing Date, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer thereof, certifying that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(d) have been satisfied.

(d) Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect that is continuing as of the Closing.

7.3 Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company where permissible pursuant to applicable Law) prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in Article IV shall have been true and correct as of the date hereof and shall be true and correct as of the Closing Date as if made at and as of the Closing Date (in each case except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except for such failures to be true and correct that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed and complied in all material respects with the covenants, obligations and conditions of this Agreement required to be performed and complied with by Parent and Merger Sub at or prior to the Closing.

(c) Officer’s Certificate. The Company shall have received a certificate of Parent and Merger Sub, dated as of the Closing Date, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be validly terminated only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a) at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) by mutual written agreement of Parent and the Company;

(b) by either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) if (i) any permanent injunction or other judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger will be in effect, or any action has been taken by any Governmental Authority of competent jurisdiction, that, in each case, prohibits, makes illegal or enjoins the consummation of the Merger and has become final and non-appealable; or (ii) any statute, rule, regulation or order will have been enacted, entered, enforced or deemed applicable to the Merger that prohibits, makes illegal or enjoins the consummation of the Merger, except that the right to terminate this Agreement pursuant to this Section 8.1(b) will not be available to any Party that has failed to use its reasonable best efforts (subject to Section 6.2) to resist, appeal, obtain consent pursuant to, resolve or lift, as applicable, such injunction, judgment, action, statute, rule, regulation or order;

(c) by either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) if the Effective Time has not occurred by 11:59 p.m., New York City time, on May 17, 2019 (the “Termination Date”), it being understood that the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to any Party whose material breach of this Agreement has been the primary cause of, or primarily resulted in, the failure of the Merger to be consummated by the Termination Date;

(d) by either Parent or the Company, at any time prior to the Effective Time if the Company fails to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof) at which a vote is taken on the Merger Agreement, except that the right to terminate this Agreement pursuant to this Section 8.1(d) will not be available to any Party whose action or failure to act (which action or failure to act constitutes a material breach by such Party of this Agreement) has been the primary cause of, or primarily resulted in, the failure to obtain the Requisite Stockholder Approval;

(e) by Parent, if the Company has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.1 or Section 7.2, except that if such breach is capable of being cured by the Termination Date, Parent will not be entitled to terminate this Agreement pursuant to this Section 8.1(e) prior to the delivery by Parent to the Company of written notice of such breach, stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination; provided that Parent will not be entitled to terminate this Agreement pursuant to this Section 8.1(e) (A) if such breach has been cured (to the extent capable of being cured) prior to the earlier of (i) thirty (30) days after such notice is given by Parent or (ii) two (2) Business Days prior to the Termination Date, or (B) if Parent or Merger Sub is in breach of its obligations under this Agreement such that the Company would be entitled to terminate this Agreement pursuant to Section 8.1(g);

(f) by Parent, if at any time the Company Board (or a committee thereof) has effected a Company Board Recommendation Change;

(g) by the Company, if Parent or Merger Sub has breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.1 or Section 7.3, except that if such breach is capable of being cured by the Termination Date, the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(g) prior to the delivery by the Company to Parent of written notice of such breach, stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(g) and the basis for such termination; provided that the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(g) (A) if such breach has been cured (to the extent capable of being cured) prior to the earlier of (i) thirty (30) days after such notice is given by the Company or (ii) two (2) Business Days prior to the Termination Date, or (B) if the Company is in breach of its obligations under this Agreement such that Parent would be entitled to terminate this Agreement pursuant to Section 8.1(e);

(h) by the Company, at any time prior to receiving the Requisite Stockholder Approval if the Company Board (or a committee thereof) has effected a Company Board Recommendation Change with respect to a Superior Proposal in accordance with Section 5.3(d)(ii); provided that (i) the Company substantially concurrently therewith enters into a definitive Alternative Acquisition Agreement with respect to such Superior Proposal and (ii) the Company complies with the obligations to pay the Company Termination Fee pursuant to Section 8.3(b)(iii) in connection with any termination of this Agreement pursuant to this Section 8.1(h); or

(i) by the Company, at any time prior to the Effective Time if (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing; provided that each such condition is then capable of being satisfied at a Closing on such date, assuming for purposes hereof that the date of termination is the Closing Date); (ii) the Company has notified Parent in writing that (A) it is ready, willing and able to consummate the Closing, and (B) all conditions set forth in Section 7.3 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing; provided that each such condition is then capable of being satisfied at a Closing on such date, assuming for purposes hereof that the date of termination is the Closing Date) or that it is willing to waive any unsatisfied conditions set forth in Section 7.3; (iii) the Company has given Parent written notice at least two (2) Business Days prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(i) if Parent and Merger Sub fail to consummate the Merger in accordance with Section 2.3 within two (2) Business Days of the date of such notice; and (iv) Parent and Merger Sub fail to consummate the Merger in accordance with Section 2.3 within two (2) Business Days of the date of such notice.

8.2 Manner and Notice of Termination; Effect of Termination.

(a) Manner of Termination. The Party terminating this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)) must deliver prompt written notice thereof to the other Parties specifying the provision of Section 8.1 pursuant to which this Agreement is being terminated and setting forth in reasonable detail the facts and circumstances forming the basis for such termination pursuant to such provision.

(b) Effect of Termination. Any proper and valid termination of this Agreement as and to the extent permitted by Section 8.1 will be effective immediately upon the delivery of written notice by the terminating Party to the other Parties. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement will be of no further force or effect without liability of any Party (or any partner, member, stockholder, director, officer, employee, Affiliate, agent or other representative of such Party) to the other Parties, as applicable, except that Article I, Section 3.26, Section 4.15, Section 6.6(e), Section 6.6(f), this Section 8.2, Section 8.3, Section 8.4, Section 8.5 and Article IX (but not Section 9.8(b) with respect to provisions of this Agreement that have terminated) will each survive the termination of this Agreement. Notwithstanding the foregoing but in all cases subject to Section 8.3(f), nothing in this Agreement will relieve any Party from any liability for any Willful and Material Breach of this Agreement. In addition to the foregoing, no termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement, the Voting Agreement, the Guarantee or the Financing Letters, which rights, obligations and agreements will survive the termination of this Agreement in accordance with their respective terms.

8.3 Fees and Expenses.

(a) General. Except as set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the Merger shall be paid by the Party incurring such fees and expenses whether or not the Merger is consummated. For the avoidance of doubt, Parent or the Surviving Corporation shall be responsible for all fees and expenses of the Payment Agent. Parent shall pay or cause to be paid all (i) transfer, stamp and documentary Taxes; and (ii) sales, use, real property transfer and other similar Taxes arising out of or in connection with the consummation of the Merger.

(b) Company Termination Fee.

(i) If (A) this Agreement is validly terminated pursuant to Section 8.1(d) or Section 8.1(e); (B) following the execution and delivery of this Agreement and prior to the termination of this Agreement pursuant to Section 8.1(d) or Section 8.1(e), as the case may be, an Acquisition Proposal for an Acquisition Transaction or the intention to make such an Acquisition Proposal has been publicly announced or otherwise communicated to the Company Board (or a committee thereof); and (C) within twelve (12) months following the termination of this Agreement pursuant to Section 8.1(d) or Section 8.1(e), as the case may be, either an Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for the consummation of an Acquisition Transaction, then the Company shall substantially concurrently upon the earlier of the entry into such definitive agreement or such consummation, as the case may be, pay the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent. For purposes of this Section 8.3(b)(i), all references to “15%” in the definition of “Acquisition Transaction” will be deemed to be references to “45%”.

(ii) If this Agreement is validly terminated pursuant to Section 8.1(f), then the Company must promptly (and in any event within two (2) Business Days) following such termination pay, or cause to be paid, to Parent (or its designee) the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent if one has been so designated by Parent.

(iii) If this Agreement is validly terminated pursuant to Section 8.1(h), then the Company must substantially concurrently with such termination pay, or cause to be paid, to Parent (or its designee) the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent if one has been so designated by Parent.

(c) Parent Termination Fee. If this Agreement is validly terminated pursuant to Section 8.1(g) or Section 8.1(i), then Parent must promptly (and in any event within two (2) Business Days) following such termination pay, or cause to be paid, to the Company the Parent Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by the Company.

(d) Single Payment Only. The Parties acknowledge and agree that in no event will the Company or Parent be required to pay the Company Termination Fee or the Parent Termination Fee, respectively, on more than one occasion, whether or not the Company Termination Fee or the Parent Termination Fee, as applicable, may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

(e) Payments; Default. The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the Merger, and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if the Company fails to promptly pay any amount due pursuant to Section 8.3(b) or Parent fails to promptly pay any amounts due pursuant to Section 8.3(c) and, in order to obtain such payment, Parent, on the one hand, or the Company, on the other hand, commences a Legal Proceeding that results in a judgment against the Company for the amount set forth in Section 8.3(b) or any portion thereof or a judgment against Parent for the amount set forth in Section 8.3(c) or any portion thereof, as applicable, the Company shall pay to Parent or Parent shall pay to the Company, as the case may be, its out-of-pocket costs and expenses (including attorneys’ fees) in connection with such Legal Proceeding, together with interest on such amount or portion thereof at the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable Law (the amounts referred to in the foregoing, the “Collection Costs”).

(f) Sole Remedy.

(i) Notwithstanding anything to the contrary provided in this Agreement but subject to Section 8.3(g) and the last sentence of this Section 8.3(f)(i), if Parent or Merger Sub fails to effect the Closing or otherwise breaches this Agreement or fails to perform hereunder (in any case, whether willfully, intentionally, unintentionally or by Willful and Material Breach or otherwise) when required to do so, then, except for (x) the Company’s rights under Section 9.8 to require Parent and Merger Sub to specifically perform its obligations under this Agreement (solely to the extent permitted by Section 9.8), (y) the Company’s rights under the Equity Commitment Letter and the Guarantee solely to the extent provided therein, and (z) the Company’s rights under Section 6.6(e) and Section 6.6(f) with respect to any Reimbursement Obligations and under Section 8.3(e) with respect to any Collection Costs, the Company’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against Parent, Merger Sub or any of the other Parent Related Parties in respect of this Agreement and the transactions contemplated hereby shall be to terminate this Agreement in accordance with Section 8.1(g) or Section 8.1(i) and receive payment of the Parent Termination Fee, any Reimbursement Obligations and any Collection Costs (in each case from Parent or from the Guarantor pursuant to the Guarantee solely to the extent provided therein) to the extent payable hereunder, and upon payment of such amounts by Parent (or by the Guarantor pursuant to the Guarantee solely to the extent provided therein), Parent and Merger Sub shall have no further liability or obligation relating to or arising out of this Agreement, any Contract executed in connection herewith (including the Financing Letters) or any of the transactions contemplated hereby or thereby. Except with respect to the Company’s rights under Section 8.3(c), Section 8.3(e), Section 6.6(e) and Section 6.6(f) to receive the Parent Termination Fee, any Reimbursement Obligations and any Collection Costs and as expressly set forth in the Guarantee to seek payment of the Parent Termination Fee, any Reimbursement Obligations and any Collection Costs from the Guarantor, following a valid termination of this Agreement pursuant to Section 8.1, the Company shall thereafter not be entitled to bring and shall in no event support, facilitate, encourage or take any Legal Proceeding other than opposing the bringing of any Legal Proceeding (under any legal theory, whether sounding in law (whether for breach of contract, in tort or otherwise) or in equity) against Parent, Merger Sub, Guarantor or any of the other Parent

Related Parties with respect to, arising out of, relating to or in connection with the failure of the Closing to occur or for a breach or failure to perform hereunder, under the Financing Letters or otherwise (in any case, whether willfully, intentionally, unintentionally or by Willful and Material Breach or otherwise), and the Company shall cause any such Legal Proceeding pending as of any termination of this Agreement to be dismissed with prejudice as promptly as practicable after such termination. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, other than the right to receive payment of the Parent Termination Fee, any Reimbursement Obligations and any Collection Costs in the event required hereunder, under no circumstances will the Company or any other Company Related Party be entitled to any monetary damages or other monetary remedies for any losses, damages or liabilities suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder (in any case, whether willfully, intentionally, unintentionally or by Willful and Material Breach or otherwise) or for any representation made or alleged to have been made in connection herewith, and Parent’s, Merger Sub’s and the other Parent Related Parties’ maximum aggregate liability in connection with this Agreement and the transactions contemplated hereby shall not in any case exceed an amount equal to the Parent Termination Fee, any Reimbursement Obligations and any Collection Costs (the “Parent Liability Cap”). The term “Parent Related Parties” shall include Parent, Merger Sub, the Guarantor, the Financing Sources, any direct or indirect holder of any equity interests or securities of Parent, Merger Sub, the Guarantor, the Financing Sources or any direct or indirect current, former or future director, officer, employee, partner, stockholder, manager, Affiliate (including for purposes of this definition, portfolio companies of investment funds), member, controlling person or representative of any of the foregoing. The Parent Related Parties are express third party beneficiaries of this Section 8.3(f) and may enforce the provisions of this Section 8.3(f) against the Parties to this Agreement. Notwithstanding anything to the contrary provided in this Agreement, nothing contained in this Agreement shall be deemed to limit or otherwise affect the rights and obligations of the parties signatory to the Confidentiality Agreement.

(ii) If this Agreement is validly terminated pursuant to Section 8.1 under circumstances in which the Company is required to pay the Company Termination Fee pursuant to Section 8.3(b), Parent’s (or its designee’s) receipt of the Company Termination Fee to the extent owed pursuant to Section 8.3(b) and Parent’s right to specific performance pursuant to Section 9.8 will be the sole and exclusive remedies of Parent and Merger Sub and each of their respective Affiliates against (A) the Company, its Subsidiaries and each of their respective Affiliates; and (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Company, its Subsidiaries and each of their respective Affiliates (collectively, the “Company Related Parties”) in respect of this Agreement, any agreement executed in connection herewith (other than the Voting Agreement, which will survive the termination of this Agreement in accordance with its terms) and the transactions contemplated hereby and thereby (including with respect to any matters relating to CERCLA or any other Environmental Law), and upon payment of such amount, none of the Company Related Parties will have any further liability or obligation to Parent or Merger Sub relating to or arising out of this Agreement, any agreement executed in connection herewith (other than the Voting Agreement to the extent set forth therein) or the transactions contemplated hereby and thereby. Notwithstanding anything to the contrary provided in this Agreement, nothing contained in this Agreement, including this Section 8.3(f)(ii), shall relieve the Company from liability for any Willful and Material Breach of this Agreement.

(g) Notwithstanding anything to the contrary in Section 8.3(f), it is agreed that Parent, Merger Sub and the Company will be entitled to an injunction, specific performance or other equitable relief as and to the extent and only as and to the extent provided in Section 9.8(b) (but not, following the valid termination of this Agreement, with respect to the Sections of this Agreement that do not survive such termination).

8.4 Amendment. Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company (pursuant to authorized action by the Company Board (or a committee thereof)), except that in the event that the Company has received the Requisite Stockholder Approval, no amendment may be made to this Agreement that requires the approval of the Company Stockholders pursuant to the DGCL without such approval. Notwithstanding anything to the contrary in this Agreement, the provisions relating to the Debt Financing Sources Related Parties set forth in Section 8.3(f), Section 8.6, the last sentence of Section 9.6, the proviso to Section 9.9, Section 9.10(b), Section 9.11 and this sentence of Section 8.4 (and the defined terms used therein or any provision of this Agreement related thereto) may not be amended, modified or altered without the prior written consent of the Debt Financing Sources.

8.5 Extension; Waiver. At any time and from time to time prior to the Effective Time, any Party may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Party, as applicable; (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

8.6 No Liabilities of Financing Sources. None of the Debt Financing Sources Related Parties will have any liability to the Company or any of its Affiliates relating to or arising out of this Agreement, the Debt Financing or otherwise, whether at Law or equity, in contract, in tort or otherwise; provided, that nothing in this Section 8.6 shall limit the rights of the Company and its Affiliates from and after the Effective Time under any Debt Commitment Letter or the definitive debt documents executed in connection with the Debt Financing (but not, for the avoidance of doubt, under this Agreement) to the extent the Company and/or its Affiliates are party thereto.

ARTICLE IX

GENERAL PROVISIONS

9.1 Survival. The representations, warranties, covenants and agreements of the Company, Parent and Merger Sub contained in this Agreement or in any certificate delivered pursuant to this Agreement will terminate at the Effective Time, except that any covenants or agreements that by their terms survive the Effective Time shall survive the Effective Time in accordance with their respective terms.

9.2 Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (ii) immediately upon delivery by hand, or by fax or e-mail, upon written or electronic confirmation of receipt, in each case to the intended recipient as set forth below:

(a)	if to Parent or Merger Sub, to:

Celtic Intermediate Corp.

c/o Centerbridge Capital Partners III (Cayman), L.P.

375 Park Avenue, 12th Floor

New York, New York 10152

Attn: Susanne V. Clark

        Senior Managing Director and

        General Counsel

Email: legalnotices@centerbridge.com

with a copy (which will not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

Attn: Stuart M. Cable

        Lisa R. Haddad

        Jacqueline Mercier

Fax: (617) 523-1231

Email: scable@goodwinlaw.com

        lhaddad@goodwinlaw.com

        jmercier@goodwinlaw.com

and

Goodwin Procter LLP

The New York Times Building

620 Eighth Avenue

New York, New York 10018

Attn: Christian C. Nugent

Fax: (212) 355-3333

Email: cnugent@goodwinlaw.com

(b)	if to the Company, to:

Civitas Solutions, Inc.

313 Congress Street, 6th Floor

Boston, Massachusetts 02210

Attn: Gina L. Martin

          Chief Legal Officer

Fax: (617) 790-4271

Email: gina.martin@thementornetwork.com

with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attn: William B. Sorabella

Fax: (212) 446-6460

Email: william.sorabella@kirkland.com

and

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Attn: Sanford E. Perl, P.C.

          Mark A. Fennell, P.C.

          James S. Rowe

Fax: (312) 862-2200

Email: sanford.perl@kirkland.com

          mark.fennell@kirkland.com

          james.rowe@kirkland.com

Any notice received by fax or otherwise at the addressee’s location on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any Party may provide notice to the other Parties of a change in its address, fax number or e-mail address through a notice given in accordance with this Section 9.2, except that notice of any change to the address or any of the other details specified in or pursuant to this Section 9.2 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (A) specified in such notice; or (B) that is two (2) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.2.

9.3 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder, by operation of Law or otherwise, without the prior written approval of the other Parties, except that Parent will have the right to assign all or any portion of its rights and obligations pursuant to this Agreement from and after the Effective Time (a) in connection with a merger or consolidation involving Parent or other disposition of all or substantially all of the assets of Parent or the Surviving Corporation; or (b) to any Debt Financing Source pursuant to the terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing, it being understood that, in each case, such assignment will not (i) affect the obligations of the parties (including Debt Financing Sources) to the Financing Letters or Guarantor pursuant to the Guarantee; or (ii) impede or delay the consummation of the Merger or otherwise materially impede the rights of the holders of Company Equity Awards pursuant to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No assignment by any Party will relieve such Party of any of its obligations hereunder. Any purported assignment of this Agreement without the consent required by this Section 9.3 is null and void.

9.4 Confidentiality Agreement. Parent, Merger Sub and the Company hereby acknowledge that Centerbridge Advisors III, LLC and the Company have previously executed a confidentiality letter agreement, dated October 2, 2018 (the “Confidentiality Agreement”), that shall continue in full force and effect in accordance with its terms. Each of Parent, Merger Sub and their respective Representatives shall hold and treat all documents and information concerning the Company and its Subsidiaries furnished or made available to Parent, Merger Sub or their respective Representatives in connection with the Merger in accordance with the Confidentiality Agreement. By executing this Agreement, each of Parent and Merger Sub agree to be bound by the Confidentiality Agreement as if they were parties thereto.

9.5 Entire Agreement. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Confidentiality Agreement, the Company Disclosure Letter, the Voting Agreement, the Guarantee and the Financing Letters, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Notwithstanding anything to the contrary in this Agreement, the Confidentiality Agreement will (a) not be superseded; (b) survive any termination of this Agreement; and (c) continue in full force and effect until the earlier to occur of the Effective Time and the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.

9.6 Third Party Beneficiaries. The Parties agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties in accordance with and subject to the terms of this Agreement and this Agreement is not intended to, and will not, confer upon any other Person any rights or remedies hereunder. Notwithstanding the foregoing, (a) the provisions of the last sentence of Section 8.3(f), Section 8.4, Section 8.6, the proviso to Section 9.9, Section 9.10(b), Section 9.11 and this sentence of Section 9.6 shall inure to the benefit of the Debt Financing Sources Related Parties, each of whom are intended to be third party beneficiaries thereof (it being understood and agreed that the provisions of such Sections will be enforceable by the Debt Financing Sources Related Parties), (b) the provisions of Article II and this sentence of Section 9.6 shall inure to the Company Stockholders and the holders of Company Equity Awards entitled to consideration thereunder (and only with regard to the consideration payable thereto under Article II from and after the Effective Time), each of whom is intended to be a third party beneficiary thereof (it being understood and agreed that, from and after the Effective Time, the provisions of such

Article and Section will be enforceable by the Common Stockholders and holders of Company Equity Awards and their respective successors and assigns), (c) the provisions of Section 6.10 and this sentence of Section 9.6 shall inure to the benefit of the Indemnified Persons, each of whom is intended to be a third party beneficiary thereof (it being understood and agreed that, from and after the Effective Time, the provisions of such Sections will be enforceable by the Indemnified Persons and their respective successors and assigns), (d) the provisions of Section 8.3(f) applicable to the Parent Related Parties and this sentence of Section 9.6 shall inure to the benefit of the Parent Related Parties, each of whom is intended to be a third party beneficiary thereof (it being understood and agreed that the provisions of such Sections will be enforceable by the Parent Related Parties and their respective successors and assigns) and (e) the provisions of Section 8.3(f) applicable to the Company Related Parties and this sentence of Section 9.6 shall inure to the benefit of the Company Related Parties, each of whom is intended to be a third party beneficiary thereof (it being understood and agreed that the provisions of such Sections will be enforceable by the Company Related Parties and their respective successors and assigns).

9.7 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, or incapable of being enforced under any applicable Law, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.8 Remedies.

(a) Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party by this Agreement will be deemed cumulative with and not exclusive of any other remedy conferred upon a Party by this Agreement, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. Although the Company may pursue both a grant of specific performance and payment of the Parent Termination Fee, under no circumstances will the Company be permitted or entitled to receive both a grant of specific performance that results in the occurrence of the Closing and payment of the Parent Termination Fee.

(b) Specific Performance.

(i) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions as are required of it hereunder in order to consummate the Closing) subject in all cases to Section 9.8(b)(ii) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (A) the Parties will be entitled, in addition to any other remedy to which they are entitled under this Agreement, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof (in each case, other than Parent’s and Merger Sub’s obligation to effect the Closing, which shall be governed exclusively by Section

9.8(b)(ii)); (B) the provisions of Section 8.3 are not intended to and do not adequately compensate the Company, on the one hand, or Parent and Merger Sub, on the other hand, for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any Party’s right to an injunction, specific performance and other equitable relief; and (C) the right of specific enforcement is an integral part of the Merger and without that right, neither the Company nor Parent would have entered into this Agreement.

(ii) Notwithstanding Section 9.8(b)(i), it is acknowledged and agreed that the right of the Company to a remedy of specific performance to enforce Parent’s obligation to cause the Equity Financing to be funded and to consummate the Merger is subject to the requirements that (A) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, provided that each such condition is then capable of being satisfied at a Closing on such date, assuming for purposes hereof that the date of the order of specific performance is the Closing Date); (B) the Debt Financing has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing; (C) Parent and Merger Sub fail to complete the Closing in accordance with Section 2.3; and (D) the Company has irrevocably confirmed in a written notice to Parent that if specific performance is granted and the Equity Financing and Debt Financing are funded, then it would take such actions that are required of it by this Agreement to cause the Closing to occur. In no event will the Company be entitled to enforce or seek to enforce specifically Parent’s obligation to cause the Equity Financing to be funded or to complete the Merger if the Debt Financing has not been funded (or will not be funded at the Closing if the Equity Financing is funded at the Closing).

(iii) The Parties agree not to raise any objections to the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent and Merger Sub, on the other hand, including on the basis that such injunction, specific performance or other equitable relief is not an appropriate remedy or that an adequate remedy exists at law, subject in all cases to Section 9.8(a) and Section 9.8(b)(ii). Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.

9.9 Governing Law. This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with the Laws of the State of Delaware, including its statute of limitations, without giving effect to any choice or conflict of Laws (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware; provided that (except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in any documentation related to the Debt Financing (including the Debt Commitment Letter) that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the law of the State of Delaware)) any Legal Proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving any

Debt Financing Sources Related Party, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another jurisdiction).

9.10 Consent to Jurisdiction.

(a) General Jurisdiction. Each of the Parties (a) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to the Merger or the Guarantee, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable Law, and nothing in this Section 9.10 will affect the right of any Party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement, the Guarantee or the transactions contemplated hereby; (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any Legal Proceeding arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Chosen Courts; (e) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it shall not bring any Legal Proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the Chosen Courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(b) Jurisdiction for Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, the Parties and each Debt Financing Sources Related Party acknowledge and irrevocably agree (i) that any Legal Proceeding, whether in Law or in equity, in contract, in tort or otherwise, involving any Debt Financing Sources Related Party arising out of, or relating to, this Agreement, the Merger, the Debt Financing or the performance of services thereunder or related thereto will be subject to the exclusive jurisdiction of any state or federal court sitting in the State of New York in the Borough of Manhattan and any appellate court thereof, and the Parties and each Debt Financing Sources Related Party submits for itself and its property with respect to any such Legal Proceeding to the exclusive jurisdiction of such court; (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Legal Proceeding in any other court; (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in any applicable Debt Commitment Letter will be effective service of process against them for any such Legal Proceeding brought in any such court; and (iv) to waive and hereby waive, to the fullest extent permitted by Law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Legal Proceeding in any such court.

9.11 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER, THE FINANCING LETTERS OR THE FINANCING (INCLUDING ANY SUCH LEGAL PROCEEDING INVOLVING FINANCING SOURCES). EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

9.12 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no Affiliate of the Company (other than to the extent set forth in the Voting Agreement) and no Parent Related Parties (other than the Guarantor to the extent set forth in the Guarantee or Equity Commitment Letter) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith.

9.13 Company Disclosure Letter References. The Parties agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding Section or subsection of this Agreement; and (b) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure.

9.14 Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

{Signature page follows.}

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

CELTIC INTERMEDIATE CORP.

By:	/s/ Jeremy Gelber

Name:	Jeremy Gelber
Title:	Authorized Signatory

CELTIC TIER II CORP.

By:	/s/ Jeremy Gelber

Name:	Jeremy Gelber
Title:	Authorized Signatory

CIVITAS SOLUTIONS, INC.

By:	/s/ Bruce Nardella

Name:	Bruce Nardella
Title:	President and Chief Executive Officer

{Signature Page to Agreement and Plan of Merger}